                     AGREEMENT FOR THE SALE AND PURCHASE OF
                          THE VISION NETWORKS UK GROUP

This sale and purchase agreement, hereinafter referred to as the "Agreement", is entered into on this 16th day of June 1998 by and between

VISION NETWORKS III B.V., a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41, 2132 JH Hoofddorp, the Netherlands, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as the "Seller")

and

COMTEL UK FINANCE B.V. a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41, 2132 JH Hoofddorp, the Netherlands, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "ComTel")

and

VISION NETWORKS (UK) I LIMITED, a private limited liability company incorporated in England and having its registered office at Wharfedale Road, Winnersh, Wokingham, Berkshire, RG41 5TZ, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "UKI")

and

TELECENTIAL COMMUNICATIONS (CANADA) LTD, a private limited liability company incorporated in the Province of New Brunswick, Canada and having its registered office at 300 Consilium Pl., Suite 1300, Scarborough, Ont. M1H 3G2, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "Canco 1")

and

VISION NETWORKS (UK) II LIMITED, a private limited liability company incorporated in England and having its registered office at Wharfedale Road, Winnersh, Wokingham, Berkshire, RG41 5TZ, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "UKII")

and

TELECENTIAL COMMUNICATIONS (UK) LIMITED, a private limited liability company incorporated in the Province of New Brunswick, Canada and having its registered office at 300 Consilium Pl., Suite 1300, Scarborough, Ont. M1H 3G2 aforesaid, for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "Canco 3")

and

VISION NETWORKS UK HOLDING B.V. (IN LIQUIDATION) a private limited liability company incorporated in accordance with the laws of the Netherlands and having its registered office at Hoofddorp and its principal place of business at Polarisavenue 41, 2132 JH Hoofddorp, the Netherlands for the purposes hereof duly represented by its liquidator Vision Networks N.V., for the purposes hereof duly represented by W. Ackermans (hereinafter referred to as "VNUK")

(ComTel, UKI, Canco 1, UKII, Canco 3 and VNUK being hereinafter referred to jointly as the "Transferors" and individually as a "Transferor")

NTL GROUP LIMITED, a private limited liability company incorporated in England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England, for the purposes hereof duly represented by R. Mackenzie (hereinafter referred to as the "Purchaser")

and

NTL INC, a company incorporated and existing in accordance with the laws of the State of Delaware, USA and having its principal place of business at 110 East 59th Street, 26th Floor, NYC10022, USA, for the purposes hereof duly represented by J. Gregg (hereinafter referred to as the "NTL")

The Seller, the Transferors, the Purchaser and NTL are hereinafter jointly referred to as the "Parties" and individually as a "Party".

WHEREAS

A. The Seller is the legal and beneficial owner of the entire issued and outstanding share capital of ComTel;

B. Following a number of reorganisation steps, ComTel is the direct legal and beneficial owner of the ComTel Companies, ComTel is the parent undertaking of UKI, Canco 1, UKII, Canco 3 and VNUK and UKI, Canco l, UKII, Canco 3 and VNUK are the direct legal and beneficial owners of the Telecential Assets;

C. The sale of the Telecential Assets shall be effected through a transfer of (i) the partnership interests in the Telecential Communications Partnership by UKI and Canco 1, (ii) the shares in ComTel Limited by Canco 1, and (iii) the partnership interests in each of Telecential Communications (Warwickshire) Limited Partnership ("LP6") and Telecential Communications (Heartland) Limited Partnership ("LP5"), by UKII, Canco 3 and VNUK (as applicable);

D. Koninklijke PTT Nederland NV ("KPN"), the present sole shareholder of the Seller, is in the process of effecting an internal demerger ("afsplitsing") of the Vision Networks group of companies ("VN"), which will result in VN becoming an independent unconsolidated group entity, although owned by KPN (through Vision Networks Holdings B.V., which company will be created as a result of the internal demerger). Vision Networks Holdings B.V. will, as soon as it has been incorporated, provide a guarantee for the performance by the Seller of the Seller's and Transferors' obligations under this Agreement in the form set out in Schedule F;

E. In connection with the internal demerger of VN, it is mandatory that sufficient funds for the release of KPN under existing obligations assumed by it with respect to VN are available ultimately on 16 June 1998, whether through (i) completion of the sale of the ComTel Shares pursuant to this Agreement, or (ii) through the issuance of high-yield bonds to third parties, on such terms and in such manner as the Seller shall determine (the "Bond Issue"). The Parties acknowledge that the Purchaser has agreed to pay the sum of pound sterling 275 million for the ComTel Companies in the context of the transaction taken as a whole and in particular the subsequent acquisition of the Telecential Assets;

F. The Purchaser desires to take transfer of the ComTel Shares and the Telecential Assets and the Seller and the Transferors desire to sell or to procure the sale and transfer of the ComTel Shares and the Telecential Assets to the Purchaser, all on the terms and conditions set forth below;

G. NTL is a party to this Agreement for the purposes of guaranteeing the obligations of the Purchaser hereunder.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1     DEFINITIONS AND INTERPRETATION

1.1 Capitalised terms used in this Agreement shall have the meanings ascribed to them in Schedule D, except as the context may otherwise require.

1.2 Where the words "to the best knowledge" or words to that effect are used in this Agreement in connection with the Seller or any Transferor to qualify any of the Warranties given by the Seller or any Transferor or in connection with Article 7.2, this shall mean to the best knowledge, after due inquiry, of the management of the Seller or Transferor concerned. The Parties agree that due inquiry shall mean that all reasonable efforts on the part of the Seller or Transferor (as the case may be) shall have been made to obtain reasonably detailed information with respect to the Warranties which are qualified by the Seller's or Transferor's best knowledge, including, without limitation, making enquiry of appropriate management individuals of the relevant ComTel Companies, members of the Telecential Group and Transferors. In respect of due inquiry with regard to Schedule I, the Parties acknowledge that this shall mean that due inquiry has comprised reasonable efforts on the part of the Seller to include in the data rooms and otherwise as set out in the definition of Data Room Information, (i) information which is true and complete to all material respects and (ii) the relevant information that the Seller should expect a reasonable purchaser to require.

ARTICLE 2     SALE, PURCHASE, PURCHASE PRICE

2.1           Subject to the terms of this Agreement, UKI agrees to:

2.1.1. sell and assign to the Purchaser or its nominee absolutely all its Partnership Interest as a general partner in the Telecential Communications Partnership as regulated by the Telecential Communications Partnership partnership agreement (and for these purposes "Partnership Interest" means, in respect of UKI, the share of UKI in the Telecential Communications Partnership including (without limitation) its interests in the assets and profits of the Telecential Communications Partnership and all rights and privileges relating to that interest and all amounts paid to the Telecential Communications Partnership by way of capital); and

2.1.2. subject to Articles 5.4 to 5.6, sell and transfer any other Relevant Asset (if any) owned by UKI.

2.2           Subject to the terms of this Agreement, UKII agrees to:

2.2.1 assign to the Purchaser or its nominee absolutely all its Partnership Interest as a limited partner in LP5 as regulated by the LP5 partnership agreement (and for these purposes "Partnership Interest" means, in respect of UKII, the share of UKII in LP5 including (without limitation) its interests in the assets and profits of LP5 and all rights and privileges relating to that interest and all amounts paid to LP5 by UKII by way of capital); and

2.2.2. subject to Articles 5.4 to 5.6, sell and transfer any other Relevant Asset (if any) owned by UKII.

2.3           Subject to the terms of this Agreement:-

2.3.1 ComTel agrees to sell and transfer (or procure the sale and transfer of) the ComTel Shares to the Purchaser or its nominee(s);

2.3.2 subject to Articles 5.4 to 5.6, ComTel agrees to sell and transfer any other Relevant Asset (if any) owned by ComTel;

2.3.3 VNUK agrees to assign to the Purchaser or its nominee absolutely all its Partnership Interest as a limited partner in LP6 as regulated by the LP6 partnership agreement (and for these purposes "Partnership Interest" means, in respect of VNUK, the share of VNUK in LP6 including (without limitation) its interests in the assets and profits of LP6 and all rights and privileges relating to that interest and all amounts paid to LP6 by VNUK by way of capital); and

2.3.4 VNUK agrees to sell and transfer, subject to Articles 5.4 to 5.6, any other Relevant Asset (if any) owned by VNUK.

2.4           Subject to the terms of this Agreement, Canco 1 agrees to:-

2.4.1 sell and procure the transfer of the ComTel Limited Shares to the Purchaser or its nominee(s);

2.4.2 sell and assign to the Purchaser or its nominee absolutely all its Partnership Interest as a managing general partner in the Telecential Communications Partnership as regulated by the Telecential Communications Partnership partnership agreement (and for these purposes "Partnership Interest" means in respect of Canco 1, the share of Canco 1 in the Telecential Communications Partnership including (without limitation) its interest in the assets and profits of the Telecential Communications Partnership and all rights and privileges relating to that interest and all amounts paid to the Telecential Communications Partnership by Canco 1 by way of capital); and

2.4.3 subject to Articles 5.4 to 5.6, sell and transfer any other Relevant Asset (if any) owned by Canco 1.

2.5           Subject to the terms of this Agreement, Canco 3 agrees to:

2.5.1 sell and procure the transfer of the Heartland Shares to the Purchaser or its nominee(s);

2.5.2 sell and assign to the Purchaser or its nominee absolutely all its Partnership Interest as a managing general partner in LP5 and LP6 as regulated by the LP5 and LP6 partnership agreements (respectively) (and for these purposes "Partnership Interest" means, in respect of Canco 3, the share of Canco 3 in LP5 and LP6 including (without limitation) its interest in the assets and profits of LP5 and LP6 and all rights and privileges relating to that interest and all amounts paid to LP5 and LP6 by Canco 3 by way of capital); and

2.5.3 subject to Articles 5.4 to 5.6, sell and transfer any other Relevant Asset (if any) owned by Canco 3.

2.6 The Purchaser hereby agrees or agrees to procure that its nominee(s) shall purchase and take transfer of all the relevant Assets from each Transferor in accordance with and subject to the terms of this Agreement.

2.7 The total purchase price for the ComTel Shares and the Telecential Assets jointly (hereinafter the "Purchase Price") shall be GBP
              550.000.000 (in words five hundred and fifty million Pounds Sterling), subject to adjustment pursuant to Articles 3.3, 4.11,
              6.8 and 6.9, consisting of GBP 475.000.000 (in words: four hundred and seventy five million Pounds Sterling) payable as to GBP
              275.000.000 in cash at ComTel Completion and as to GBP 200.000.000 in cash (subject to adjustment pursuant to Articles 3.3, 4.11, 6.8 and 6.9) and as to GBP 75.000.000 (in words: seventy five million Pounds Sterling) by the issue at par value of the Purchaser Security with a principal amount in US Dollars equal to the US$ equivalent of GBP 75,000,000 (in words: seventy five million Pounds Sterling) (as determined in accordance with Article 5.3.5) at Telecential Completion. The Purchase Price shall be apportioned between the Assets as set out in Schedule A and payable to the relevant Transferor or as it shall direct.

2.8 The Purchaser Security shall be subject to the terms and conditions set out in Schedule S attached hereto.

2.9 The Seller and the relevant Transferor(s) shall procure that the Purchaser or its nominee(s) acquires good title to the ComTel Shares and the Telecential Assets free from all liens, charges in the nature of security interests and encumbrances whatsoever and together with all rights now or hereafter attaching to them.

2.10 The Seller and the Transferors hereby waive and agree to procure a waiver of any rights or restrictions conferred on any of them or any other person which may exist in relation to the Assets.

2.11 The Purchaser shall not be obliged to complete the purchase, and the Seller shall not be obliged to complete the sale, of any of the ComTel Shares unless the purchase or sale of all of the ComTel Shares is completed simultaneously or any of the Telecential Assets unless the purchase or sale of all of the Telecential Assets is completed simultaneously. The Seller and the Purchaser acknowledge that following ComTel Completion the Parties shall be obliged to effect Telecential Completion in accordance with the terms of this Agreement.

2.12 It is declared that the Purchase Price is exclusive of any value added tax.

ARTICLE 3     SIGNING OF THIS AGREEMENT, AND COVENANTS TO COMPLETION

3.1           This Agreement is signed on the date first above written.

3.2 The Seller and the Transferors covenant, to the Purchaser in the terms of Schedule C, subject to them being capable of so doing in view of the Purchaser's rights under the Relationship Agreement.

3.3 During the period between the ComTel Completion Date and the Telecential Completion Date, the Seller undertakes to the Purchaser to lend or procure that one or more of the Transferors shall lend to the members of the Telecential Group on the terms set out below and on an unsecured basis. The Purchaser shall, on behalf of the members of the Telecential Group, maintain a separate interest bearing bank account with a bank in the

              United Kingdom to be designated by the Seller (the "Telecential Account"). The Seller shall provide funds on the basis of cash calls, during a consecutive period of 6 months from the ComTel Completion Date, in monthly payments of pound sterling 10 million to begin promptly following ComTel Completion, and for a further consecutive period of 12 months in monthly payments of pound sterling 5 million. For so long as the amount outstanding in credit on the Telecential Account shall exceed pound sterling 15 million, the Seller shall not be obliged to provide further funds (although any funds not so provided shall be rolled-up and may at the Purchaser's option be paid at any time prior to Telecential Completion). In December 1999 (and each subsequent year in December) the budget for the coming year will be prepared by the Purchaser and jointly reviewed and approved by the Purchaser and the Seller, such approval not to be unreasonably withheld and the amount of monthly loan instalments may be adjusted downwards if the approved budget so justifies. It is acknowledged that any budget would allow the Telecential Group to meet its milestone requirements under its regulatory licences. The loan shall be interest free for a period of 3 months from the ComTel Completion, but shall thereafter carry interest at the rate that KPN charges its intercompany debtors from time to time, such interest only to accrue and not to become payable until Telecential Completion. The Purchaser shall be prohibited from applying funds out of the Telecential Account for any purposes other than the business of the members of the Telecential Group. The Purchaser shall provide such information as to the application of the funds from the Telecential Account as the Seller may reasonably request from time to time. Immediately prior to the Telecential Completion Date any loans made by the Seller or any Transferor pursuant to this
              Article 3.3 shall be capitalised in accordance with the general principles set out in Schedule Ind. and any new shares or capital contributions or payments to capital account arising on such capitalisation shall be deemed to be included in the Telecential Assets. The cash element of the Purchase Price to be paid by the Purchaser on the Telecential Completion Date shall be increased by the amount in pound sterling equal to the amount of any loans made by the Seller or Transferors pursuant hereto (the "Funding Adjustment"). The Funding Adjustment to be paid by the Purchaser under this Article 3.3 shall be payable in cash to the Seller and/or relevant Transferor(s) (as the case may be) and the Seller and relevant Transferor(s) shall, at the Telecential Completion Date, deliver the documents of the type referred to in Article 5.3.1(a) in respect of any such new shares allotted pursuant to this Article 3.3, duly executed by the relevant persons (where applicable).

3.4 The Seller and the Transferors shall procure that prior to the Telecential Completion Date (but only to the extent permitted by law and subject to any obligations with respect to confidentiality owed to third parties) the Purchaser's agents, representatives, accountants and solicitors are given promptly on request all such facilities, documents, papers and information regarding the business, assets, liabilities, contracts and affairs of each member of the Telecential Group and the documents of title and other evidence of ownership of the assets of each member of the Telecential Group as the Purchaser reasonably requires, subject however to prevailing confidentiality obligations by which the Seller and the Transferors, or any of them, may be bound.

ARTICLE 4     COMTEL COMPLETION, PAYMENT, TELECENTIAL COMPLETION, PAYMENT

4.1 Completion of the sale and purchase of the ComTel Shares will take place on 16th June, 1998 (hereinafter referred to as the "ComTel Completion Date"). The transfer of the ComTel Shares will take place at the offices of Allen & Overy in London, UK on the ComTel Completion Date.

4.2 The sum of GBP 275.000.000 (two hundred and seventy five million Pounds Sterling) shall be transferred by the Purchaser on the ComTel Completion Date prior to 2.30 p.m. London time, by telegraphic transfer in immediately available funds, to the bank account number as designated by the Seller in the name of Royal PTT Nederland N.V. with ABN AMRO Bank where it shall be held in an interest bearing account to the order of Chase Manhattan International Ltd until the documents referred to in Article
              5.1.1. have been executed and delivered at which time such money and any interest thereon shall then be held to the order of ComTel which shall constitute a discharge to the Purchaser of its obligation to pay such monies to ComTel and so that the Purchaser shall have no further concern as to the distribution of such monies. If ComTel Completion has not occurred on the ComTel Completion Date due to any failure on the part of the Seller or ComTel to comply with Article 5.1.1 the money and any interest thereon shall as soon as possible be returned to the Purchaser, without prejudice to any other rights and remedies available to the Purchaser.

4.3 Completion of the sale and purchase of the Telecential Assets will take place at the offices of Allen & Overy in London, UK on the Telecential Completion Date when the transfer of the Telecential Assets will take place in accordance with Article 5.3. The Telecential Completion Date shall be determined in accordance with Articles 4.6 to 4.8 below.

4.4 The sum of GBP 200.000.000 (two hundred million Pounds Sterling) (as adjusted pursuant to Articles 3.3, 4.11, 6.8 and 6.9) shall be transferred by the Purchaser on the Telecential Completion Date prior to 2.30 p.m. UK time, by telegraphic transfer in immediately available funds, to the bank account as may be designated by the Seller where it shall be held to the order of Chase Manhattan International Ltd (or such other person as the Purchaser may nominate) until the documents referred to in Articles 5.3.1 to
              5.3.4 have been executed and delivered at which time such money shall then be held in an interest bearing account to the order of the relevant Transferors which shall constitute a discharge to the Purchaser of its obligation to pay such monies to the relevant Transferors and so that the Purchaser shall have no further concern as to the distribution of such monies. If Telecential Completion has not occurred on the Telecential Completion Date due to any failure on the part of the Seller and/or the relevant Transferors, the money and any interest thereon shall as soon as possible be returned to Purchaser without prejudice to any other rights and remedies available to the Purchaser.

4.5 Notwithstanding any other provision of this Agreement, the Seller and the relevant Transferor(s) undertake to use their best endeavours to procure the satisfaction of the obligation contained in Article 5.3.1(e) as soon as reasonably possible hereafter and in connection therewith shall act reasonably and negotiate in good faith with third parties to whom relevant Indebtedness is owed for the prompt and lawful discharge and/or cancellation of such Indebtedness. For the avoidance of doubt, the satisfaction of the obligations contained in Article 5.3.1(e)(ii) shall be effected in accordance with Schedule Ind provided that no member of the Telecential Group shall fund such satisfaction (including any termination or prepayment charges and associated costs in respect of the relevant Indebtedness) except out of the proceeds of subscription for new shares of such member or a capital contribution (if a company) or by way of further payment to a partner's capital account (if a partnership) and in each case such subscription, capital contribution or payment to capital account shall be made by a member of the Seller's Group (other than a member of the Telecential Group). Any new shares or capital contributions or payments to capital account made pursuant to this
              Article 4.5 shall be deemed to be included in the Telecential Assets sold to the Purchaser (or its nominee(s)) pursuant to this Agreement at no additional cost to the Purchaser. For the avoidance of doubt, the Seller and the relevant Transferor(s) shall at the Telecential Completion Date deliver, or procure the delivery of, the documents of the type referred to in Article 5.3.1(a) in respect of any such new shares allotted pursuant to this Article 4.5.

4.6 At any time between the date of this Agreement and the Long Stop Date when the Seller and the Transferors are able to comply (or have complied) with their obligations contained in Article 5.3.1(e), the Seller shall forthwith serve notice (a "Ready to Complete Notice") to such effect on the Purchaser and

              4.6.1 if the Ready to Complete Notice is served on the Purchaser not less than ten (10) Business Days prior to 15 September 1998, the Telecential Completion Date shall be 15 September 1998 or such earlier date which is not more than 10 (ten) Business Days following the date of the service of the Ready to Complete Notice as the Purchaser may elect; or

              4.6.2 if the Ready to Complete Notice is served on the Purchaser on or after the date which is ten (10) Business Days prior to 15 September 1998, then the Telecential Completion Date shall be on the tenth Business Day after the service of the Ready to Complete Notice.

4.7 Without prejudice to the obligations of the Seller and the Transferors under Article 4.5, (i) if the Seller shall not have served a Ready to Complete Notice on the Purchaser prior to 15th September 1998, or (ii) the Seller shall have served notice requesting the Purchaser to obtain such bondholder approval (as hereafter said) after 8 (eight) weeks following the ComTel Completion Date, then NTL shall, at its own cost, during the period of 6 (six) months from the date of the request by the Seller, apply for and use its best endeavours to obtain the consent of its bondholders to its acquisition of the Telecential Assets notwithstanding that Indebtedness is owed by any member of the Telecential Group to any person other than another member of the Telecential Group (excluding for the avoidance of doubt any member of the Seller's Group) and in the event of such consent being obtained on or prior to the expiry of such 6 (six) month period, the Purchaser shall forthwith serve notice (a "Consent Notice") to such effect on the Seller and the Telecential Completion Date shall be on the later of the tenth Business Day after the service of the Consent Notice and 15 September 1998 and the Purchaser shall (without prejudice to Article
         13) be deemed to have waived the obligation of the Seller and the Transferors to comply with Article 5.3.1(e)(ii) (save in respect of Indebtedness which is owed by any member of the Telecential Group to any member of the Seller's Group or any of the ComTel Companies). For the avoidance of doubt nothing contained in this Article 4.7 or Article
         4.8 shall require NTL to apply to its bondholders for such consent on more than one occasion subject to it otherwise complying with this
         Article 4.7.

4.8 If at any time prior to the service of a Ready to Complete Notice or a Consent Notice the Purchaser becomes entitled to purchase the Telecential Assets notwithstanding that Indebtedness is owed by any member(s) of the Telecential Group to any other person without breaching any obligations to which it or NTL or any subsidiary undertaking of NTL is subject, including without prejudice any obligations owed to NTL's bondholders under the indentures relating thereto, then the Purchaser shall forthwith serve a Consent Notice on the Seller in which event Telecential Completion shall take place on 15 September 1998 or, if earlier, at the election of the Purchaser, on the tenth Business Day after the service of the Consent Notice, or, if the Consent Notice is served after 30 August 1998 on the tenth Business Day after the service of the Consent Notice and the Purchaser shall (without prejudice to Article 13) be deemed to have waived the obligation of the Seller and the Transferors to comply with Article 5.3.1(e)(ii) (save in respect of Indebtedness which is owed by any member of the Telecential Group to any member of the Seller's Group or any of the ComTel Companies).

4.9 For the purposes of this Article 4, the Long Stop Date shall be 15th March 1999 or, if the inability to effect the Telecential Completion is
         (i) due to the inability on the part of the Seller to cancel or extinguish the Indebtedness of the Telecential Group, or (ii) because a specific judgment prohibiting Telecential Completion is issued against any of the Parties (a "Restraint"), 31 December 2002.

4.10 For the avoidance of doubt, the Parties acknowledge that, except where Telecential Completion occurs pursuant to the service of a Consent Notice, satisfaction of the obligations of the Seller and the Transferors contained in Article 5.3.1(e) is of the essence to the Purchaser and that the Purchaser shall not otherwise acquire the Telecential Assets or any part thereof unless such obligations are satisfied in full.

4.11 If Telecential Completion takes place following the service of a Consent Notice, the amount of any Indebtedness in respect of which the Seller and the relevant Transferor(s) fail to comply with Article 5.3.1(e), (including any known termination or prepayment charges relating to such Indebtedness) shall, without prejudice to Article 13, be deducted from that part of the Purchase Price to be paid in cash on the Telecential Completion Date (the "Indebtedness Adjustment").

4.12. Notwithstanding the provisions of the Relationship Agreement, the Seller shall continue to have the exclusive conduct of any and all matters relating to the settlement of the Indebtedness of the Telecential Group and any other related Restraints which prevent Telecential Completion from occurring, and the management control of the Purchaser shall not extend to such issues. The Seller shall keep the Purchaser informed on a regular basis and on request in connection with the conduct of the aforementioned issues.

4.13 The Purchaser shall not exercise its rights under the Relationship Agreement so as to detrimentally affect an expedient settlement of the issues referred to in Article 4.12.

4.14 Any Indebtedness (actual or contingent) incurred by any of the ComTel Companies or members of the Telecential Group after the ComTel Completion Date with the consent, or at the direction of the Purchaser pursuant to the Relationship Agreement shall not qualify as Indebtedness for the purposes of Article 5.3.1(e)


ARTICLE 5     ACTIONS AT COMTEL COMPLETION AND ACTIONS AT TELECENTIAL COMPLETION

5.1 At ComTel Completion, once the sum of GBP 275.000.000 (two hundred and seventy five million Pounds Sterling) shall have been received in the bank account indicated in Article 4.2, the following actions shall take place in the sequence set out below, which actions shall be deemed to take place simultaneously, and each such action being conditional upon all such actions being effected:

5.1.1         ComTel shall deliver to the Purchaser:

              (a) duly executed transfers of the ComTel Shares by the registered holders in favour of the Purchaser or nominees of the Purchaser, the share certificates and any additional documentation necessary to establish the relevant transferor's title to the ComTel Shares, to authorise the executions of such transfers and to allow the transferees

                    (subject to due stamping) to be registered in the registers of members of the ComTel Companies as holders of the ComTel Shares;

              (b) resignation letters substantially in the form of Schedule V from all of the directors and company secretaries of the ComTel Companies;

              (c) an unqualified letter of resignation from the auditors of each of the ComTel Companies which shall be in the form prescribed by Section 394, Companies Act 1985;

              (d) all other property, including any Relevant Assets, in the possession of any member of the Seller's Group which is the property of any of the ComTel Companies including but not limited to correspondence and records thereof which property, for the purposes hereof, is deemed transferred by execution of this Agreement;

              (e) evidence reasonably satisfactory to the Purchaser that:

                     (i) any guarantees granted or security or indemnities given by any of the ComTel Companies in respect of obligations of any member of the Seller's Group or any member of the Telecential Group have been released or discharged;

                     (ii) the Bond Issue has been withdrawn without any liability accruing to any of the ComTel Companies or any member of the Telecential Group;

                     (iii)  all Indebtedness of the ComTel Companies (other than
                            (i) Indebtedness owed to another ComTel Company and
                            (ii) the lease between ComTel Coventry Limited and Broadband Ventures Limited) has been cancelled or extinguished in full;

                     and a certificate from the Seller to the Purchaser confirming satisfaction of the foregoing matters based upon
                     Schedule Ind shall be accepted by the Purchaser, in the absence of any evidence to the contrary, as prima facie evidence satisfactory to the Purchaser;

              (f) the Relationship Agreement in the form contained in Schedule M duly executed by the parties (other than the Purchaser) thereto; and

              (g) duly stamped transfers of the ComTel Shares previously held by VNUK in favour of ComTel.

5.1.2 The Seller shall deliver to the Purchaser the legal opinion from Stikeman, Elliott in the form contained in Schedule J.

5.1.3 NTL shall deliver to the Seller the legal opinion of Skadden Arps Slate Meagher & Flom LLP in the form contained in Part 1 of Schedule K and the Purchaser shall deliver to the Seller the Relationship Agreement in the form contained in Schedule M duly executed by the Purchaser.

5.1.4 The Purchaser shall confirm to ComTel that the amounts received from the Purchaser pursuant to Article 4.2 of this Agreement are held irrevocably to the order of ComTel and receipt of such confirmation shall constitute final discharge of payment of such sum and the Purchaser shall have no further concern as to the distribution of such monies.

5.2 Immediately following ComTel Completion, ComTel shall procure the holding of a meeting of the board of directors of each of the ComTel Companies at which meetings board resolutions in the form set out in Schedule B shall be passed.

5.3 At Telecential Completion, once the sum of GBP 200.000.000 (two hundred million Pounds Sterling) (as adjusted pursuant to Articles 3.3, 4.11, 6.8 and 6.9) shall have been received in the bank account designated in Article 4.4 of this Agreement, the following actions shall take place in the sequence set out below, which actions shall be deemed to take place simultaneously, and each such action being conditional upon all such actions being effected:

5.3.1         The relevant Transferors shall deliver to the Purchaser:

              (a) duly executed transfers of the ComTel Limited Shares and the Heartland Shares by the registered holders in favour of the Purchaser or its nominees, the share certificates and any additional documentation necessary to establish the relevant transferor's title to the ComTel Limited Shares and the Heartland Shares, to authorise the executions of such transfers and to allow the transferee(s) (subject to due stamping) to be registered in the registers of members of ComTel Limited, Heartland Cablevision (UK) Limited and Heartland Cablevision II (UK) Limited as holders of such shares;

              (b) resignation letters substantially in the form of Schedule V from all the directors and company secretaries of all the companies within the Telecential Group (other than those appointed by Pirunico Trustees (Jersey) Limited);

              (c) an unqualified letter of resignation from the auditors of each of the companies in the Telecential Group and of each of the Telecential Partnerships which shall be in the form prescribed by Section 394, Companies Act 1985;

              (d) all other property including any Relevant Assets in the possession of the Transferors or any other member of the Seller's Group which is the property of any member of the Telecential Group, including but not limited to correspondence and records thereof;

              (e) evidence reasonably satisfactory to the Purchaser that:

                     (i) any guarantees granted or security or indemnities given by any member of the Telecential Group in respect of obligations of any member of the Seller's Group have been released or discharged;

                     (ii) all Indebtedness of the Telecential Group (other than any Indebtedness of the kind referred to in
                            Article 4.14) has been repaid in full;

                     and a certificate from the Seller to the Purchaser confirming satisfaction of the foregoing matters shall be accepted by the Purchaser, in the absence of any evidence to the contrary, as prima facie evidence satisfactory to the Purchaser. The Purchaser shall be considered to have accepted the certificate in respect of Indebtedness in existence at that date without reservation if the Seller shall have sent a copy of such certificate to the Purchaser not less than 10 (ten) Business Days prior to the Telecential Completion Date and the Purchaser has not notified the Seller to the contrary, setting out in detail what Indebtedness remains to be dealt with within 5 (five) Business Days of the receipt of such notice or 5 (five) Business Days prior to the Telecential Completion Date (whichever is the later);

              (f) duly signed Forms 53 and Forms 403a in respect of the charges in favour of The Chase Manhattan Bank N.A., London Branch, remaining on the Land Registry and the Register of Companies.

5.3.2 Canco 1 and UKI shall procure that the Purchaser and/or its nominee(s) are assumed as general partners of the Telecential Communications Partnership (and by virtue thereof, as general partners of the Telecential Communications (Herts) Partnership and the Telecential Communications (Northants) Partnership) in place of Canco 1 and UKI which shall retire as partners of the same and for the purposes of effecting the same, Canco 1 and UK1 and the Purchaser and/or its nominee(s) shall enter into deeds of retirement and appointment in the forms contained in Schedule O.

5.3.3 Canco 3 and UKII shall procure that the Purchaser and/or its nominee(s) are assumed as managing general partner and a limited partner of LP5 in place of Canco 3 and UKII respectively which shall retire as partners of LP5 and for the purposes of effecting the same, Canco 3 and UKII and the Purchaser and/or its nominee(s) shall enter into a deed of retirement and appointment in the form contained in Schedule P.

5.3.4 Canco 3 and VNUK shall procure that the Purchaser and/or its nominee(s) are assumed as managing general partner and a limited partner of LP6 in place of Canco 3 and VNUK which shall retire as partners of LP6 and for the purposes of effecting the same, Canco 3 and VNUK and the Purchaser and/or its nominee(s) shall enter into a deed of retirement and appointment in the form contained in Schedule Q.

5.3.5  The Purchaser shall:

              (a) confirm to the Seller and the Transferors in terms reasonably satisfactory to the Seller that the amounts received from the Purchaser pursuant to Article 4.4 of this Agreement are held irrevocably to their order and receipt of such confirmation shall constitute final discharge of payment of such sum to the Seller and the relevant Transferors and the Purchaser shall have no further concern as to the distribution of such monies;

              (b) procure that NTL shall take all such action as shall be necessary to validly create, constitute and issue to the Seller, at par the Purchaser Security having a principal amount due on redemption equal to the US dollar equivalent of GBP 75,000,000 (and for this purpose, the calculation of the US dollar equivalent shall be the average of the two highest and the two lowest figures of the spot rate of exchange of The Chase Manhattan Bank for the purchase of pound sterling with US$ on or about 11.00 am. over the ten Business Days' prior to the Telecential Completion Date; and

              (c) deliver to the Seller the legal opinion of Skadden, Arps, Slate, Meagher and Flom LLP in the form (or substantially in the form) set out in Part 2 of Schedule K.

5.3.6 Immediately following Telecential Completion, the Seller shall procure the holding of a meeting of the Board of Directors of each of the companies within the Telecential Group at which meetings Board Resolutions in the form set out in Schedule B shall be passed.

5.4 If the consent or agreement of any third party is required to the transfer of the benefit and all other rights and liabilities in connection with any Relevant Asset which consent has not been obtained at or prior to the ComTel Completion Date or the Telecential Completion Date, as the case may be, the transfer of the Relevant Asset shall notwithstanding ComTel Completion or Telecential Completion (as the case may be) be conditional upon that/those consent(s) or agreement(s), and the Seller and/or the relevant Transferor and the Purchaser shall use all reasonable endeavours to obtain it/them as soon as possible but such conditional transfer shall not delay or prevent the ComTel Completion or Telecential Completion (as the case may be) taking place.

5.5 After the ComTel Completion Date or the Telecential Completion Date, as the case may be, and until such time as that consent or agreement referred to in Article 5.4 is obtained and the full benefit of the Relevant Asset transferred to the Purchaser (or its nominee(s)), the relevant Transferor shall be deemed to hold the benefit of the Relevant Asset in trust for the Purchaser (or such nominee(s)).

5.6 As from the ComTel Completion Date or Telecential Completion Date (as the case may be), the Purchaser shall (or shall procure that such of its nominee(s) as may be the transferee(s) of the Relevant Asset) perform any outstanding obligations (if any) of the relevant Transferor in respect of the Relevant Asset provided that subject to the provisions of the Relationship Agreement, nothing contained in this Agreement shall make the Purchaser (or its nominee(s)) liable for any act, neglect, default or omission of the relevant Transferor in respect of the Relevant Asset occurring prior to ComTel Completion or Telecential Completion (as the case may be).

5.7 The Seller, Canco 1 and Canco 3 agree with the Purchaser as trustee for and on behalf of, and for the benefit of, ComTel Limited that the management services agreements dated 30 April 1993 entered into between ComTel Limited (on the one part) and Canco 1 and Canco 3 respectively (on the other part) shall terminate without any liability of ComTel Limited to either Canco 1 or Canco 3 thereunder with effect from Telecential Completion.

5.8 Each Party will, at the reasonable request of the other Party, execute all other documents and take all other actions as may be reasonably required to give effect to their common intention as set out in this Agreement. Without prejudice to the foregoing, the Seller, UKI, UKII, Canco 1 and Canco 3 covenant with the Purchaser (for itself and as trustee for such of its nominee(s) as may be assumed as partners of the Telecential Communications Partnership, LP5 and/or LP6 at Telecential Completion in accordance with this Agreement) that the Seller, UKI, UKII, Canco 1 and Canco 3 will from time to time at the reasonable request of the Purchaser or such nominee(s) execute and do such deeds, acts and things and join with the Purchaser and/or such nominee(s) in such actions and proceedings as may be requisite for recovering the book debts of such partnerships and obtaining possession of the assets of such partnerships.


ARTICLE 6     COMPLETION BALANCE SHEET

6.1 Immediately following the ComTel Completion Date, the Seller will, at its own cost, instruct the Seller's Accountant to prepare a draft pro forma consolidated balance sheet (hereinafter referred to as the "Completion Balance Sheet") for the ComTel Companies and the members of the Telecential Group as of the close of business on the ComTel Completion Date (on a going concern basis as though the Parties had not consummated the transactions contemplated by this Agreement), for the sole purpose of:

         (i) establishing whether the amount of the aggregate Net Asset Value as set forth in the Completion Balance Sheet (as finally determined pursuant to the provisions of this Article 6) is lower than the amount of the aggregate Net Asset Value as of the Balance Sheet Date taking into account Capital Contributions and budget net loss between the Balance Sheet Date and the ComTel Completion Date;

         (ii) establishing the total amount of Indebtedness outstanding as of the ComTel Completion Date for the members of the Telecential Group;

         (iii)    establishing a list of each of the agreements corresponding to
                  (ii) with the corresponding amounts outstanding as of the ComTel Completion Date;

         (iv) establishing the total amount of cash and equivalents in hand or at bank as of the ComTel Completion Date for the ComTel Companies and the members of the Telecential Group.

6.2 Subject to final determination of the Completion Balance Sheet as set out in this Article 6, the Purchase Price shall be adjusted by the amount of the Purchase Price Adjustment ("PPA") to reflect the difference in the amount of the Net Asset Value according to the following formula:







         NAV (cc) - CC + (NL(b) x AD/365) - NAV (aa)

         and whereby the following shall apply:

                  NAV(aa) is the Net Asset Value as shown in the Net Asset Statement in the amount of pound sterling 97,437,000;

                  CC are the Capital Contributions made by any member of the Seller's Group to the ComTel Companies and the members of the Telecential Group between 1 January 1998 and the ComTel Completion Date;

                  AD means the actual number of days from 1 January 1998 to the ComTel Completion Date (both dates inclusive);

                  NAV(cc) is the Net Asset Value as shown in the Completion Balance Sheet; and

                  NL(b) is the Budget 1998 Net Loss in the amount of pound sterling 43,414,000.

6.2.1 If the Purchase Price Adjustment as finally determined results in an amount which is less than zero, the amount equal to the shortfall will be treated as a claim for a Breach for all purposes and, subject to Articles 9.6 and 9.7, the Seller shall pay to the Purchaser an amount equal to the shortfall within 5 (in words : five) Business Days after the date on which the Completion Balance Sheet has been finally determined pursuant to the provisions of this Article 6.

6.2.2 If the Purchase Price Adjustment results in an amount which is more than zero, no amount shall be payable by the Purchaser to the Seller.

6.2.3 Payments pursuant to the foregoing provisions of this Article 6.2 shall be made in immediately available funds to such bank account as the Purchaser may notify to the Seller in accordance with this Agreement. Any actual reduction in the Purchase Price pursuant to this Article 6 resulting in a payment being made by the Seller shall, in the absence of any agreement between the Purchaser and the Seller to the contrary, be deemed to reduce the Purchase Price for each of the Assets as shown in Schedule A on a pro-rata basis.

6.3 The Seller's Accountant shall prepare the draft Completion Balance Sheet by preparing a consolidated balance sheet for each of the ComTel Companies and members of the Telecential Group on the basis of the generally accepted accounting principles consistently applied by the ComTel Companies and the Telecential Group in preparing the Annual Accounts and by combining them in accordance with the same principles applied to the aggregate Net Asset Value as per the Net Asset Statement. Provision for Taxes (including the calculation of capital allowances) shall be made on the basis of a tax accounting period from 1 January 1998 to the ComTel Completion Date. The Purchaser shall procure that the ComTel Companies shall provide as and when reasonably requested, full co-operation to the Seller's Accountant including but not limited to access to the corporate books and records and management of the ComTel Companies (subject to any confidentiality obligations owed to third parties).

6.4 The draft Completion Balance Sheet must (and the Seller shall procure that the same shall) be completed as soon as reasonably possible but in any event within 70 (in words : seventy) days from the ComTel Completion Date. The Seller shall procure that the Seller's Accountant submits the draft Completion Balance Sheet to the Seller and the Purchaser within 80 (in words : eighty) days from the ComTel Completion Date (such date of submission being hereinafter the "First Date") together with a written confirmation from the Seller's Accountant to the Seller and the Purchaser that the Completion Balance Sheet has been prepared in accordance with this Article 6.

6.5 The Purchaser shall be entitled to instruct the Purchaser's Accountant to review the draft Completion Balance Sheet as prepared by the Seller's Accountant. The Seller shall provide, and shall (so far as it is reasonably able) procure that the Seller's Accountant and members of the Telecential Group shall provide as and when reasonably requested, full co-operation to the Purchaser's Accountant, including but not limited to the provision of copies of (subject to the consent of the Seller's Accountant (not to be unreasonably withheld) which the Purchaser acknowledges may require the execution by it and/or the Purchaser's Accountant of a "hold harmless" letter in favour of the Seller's Accountant) the Seller's Accountants' working papers and corporate books and records and access to the management and the members of the Telecential Group (subject to any confidentiality obligations owed to third parties). If there are any objections to the draft Completion Balance Sheet, the Purchaser must (and the Purchaser shall procure that the Purchaser's Accountant shall) confirm this in writing (setting out the objections, if any) to the Seller within 60 (in words: sixty) days from the First Date (such date of written confirmation of the Purchaser's Accountant hereinafter referred to as the "Second Date"). The Seller and the Purchaser shall consult with each other and use their reasonable endeavours to seek agreement in writing on (the) issue(s) in dispute within 30 (in words: thirty) days from the Second Date.

         If the Purchaser shall have failed to have confirmed any objections to the draft Completion Balance Sheet by the date following 60 (in words: sixty) days from the First Date, the Purchaser shall be deemed to have agreed the draft Completion Balance Sheet on such date for the purposes of this Article 6.

6.6 If the Seller and the Purchaser shall not be able to resolve the issue(s) in full within 30 (in words : thirty) days from the Second Date, the Seller and the Purchaser will jointly select a large independent accounting firm of international standing (hereinafter referred to as the "Independent Accountant") mutually acceptable to them to determine the issues in dispute. In the event that the Seller and the Purchaser are unable to agree (if required) in writing on the choice of the Independent Accountant within 45 (in words : forty-five) days from the Second Date, the Independent Accountant will be appointed by the President of the Institute of Chartered Accountants in England and Wales on the application by either the Purchaser or the Seller. Such appointment shall be binding on the Parties.

6.7 The Independent Accountant shall act as an expert but not as arbitrator. The Independent Accountant's final determination of the Completion Balance Sheet shall be binding on the Parties. The costs of the Independent Accountant shall be borne by the Party or Parties as the Independent Accountant shall determine, taking into account which of the Parties has prevailed in the dispute, but in the absence of such determination shall be borne equally by the Seller and the Purchaser.

6.8 The total amount of cash and equivalents in hand or at bank as shown in the Completion Balance Sheet shall be an increase to the cash element of the Purchase Price to be paid by the Purchaser on the Telecential Completion Date but there shall be deducted therefrom (and if necessary from the cash element of the Purchase Price) the cost (net of any associated credit note) of the acquisition of any relevant asset to the Purchaser or any subsidiary of the Purchaser in the event that the Purchaser or such subsidiary acquires such asset from a third party which was a lessor of such asset to a ComTel Company or member of the Telecential Group in connection with the prepayment or termination of any financial lease which constituted Indebtedness (the "Cash Adjustment").

6.9 To the extent that any member of the Telecential Group makes, at the Purchaser's election, a payment to the lessor in respect of the termination and/or cancellation of the lease between British Telecommunications plc and Swindon Cable Limited, the Purchase Price payable in cash on the Telecential Completion Date shall be increased by an amount equal to the book value of the liability of such lease as per the Completion Balance Sheet (the "Swindon Adjustment"). Unless the Purchaser notifies the Seller to the contrary within 15 Business Days' of the date hereof, it shall be deemed to have elected for the prepayment of such lease.

ARTICLE 7         DUE DILIGENCE, WARRANTIES AND ACKNOWLEDGEMENTS

         Due diligence investigation by the Purchaser

7.1 The documents and written information made available to the Purchaser during the due diligence investigation with respect to the ComTel Companies and the Telecential Group are listed in the Data Room Information as attached hereto as Schedule I.

         Warranties by the Seller and the Transferors

7.2.1 Subject to the provisions of this Article 7 and in consideration of the Purchaser agreeing to purchase the ComTel Companies and the Telecential Assets and except as otherwise disclosed to the Purchaser in the Data Room Information, (i) the Seller and the Transferors represent and warrant to the Purchaser that to the best of the Seller's knowledge and subject as mentioned in

         Article 7.10, the disclosed information relating to the ComTel Companies and the Telecential Group set out in Schedule I is not misleading in any material respect at the date of this Agreement and
         (ii) the Seller and the Transferors represent and warrant to the Purchaser that, other than as fairly disclosed in the Data Room Information referred to in Schedule I, each and every statement set out in Schedule R to this Agreement is true and correct at the date of this Agreement.

7.2.2 Subject to the provisions of this Article 7, and in consideration of the Purchaser agreeing to purchase the Telecential Assets from the relevant Transferors, the Seller and the Transferors represent and warrant to the Purchaser that, other than as fairly disclosed in the Data Room Information referred to in Schedule I, to the extent applicable to the Telecential Assets, each and every statement set out in paragraphs A1, A2 (first sentence), B1, B2, C1, C2, C3, N1, N2, N3, N4 and N5 of Schedule R to this Agreement will be true and correct immediately prior to Telecential Completion by reference to the facts and circumstances then subsisting.

7.3      For the purposes of the representation and warranty given by UKI in
         Article 7.2:-

7.3.1 references to any member of the Telecential Group which is a partnership shall be deemed to refer to the Telecential Communications Partnership, the Telecential Communications (Herts) Partnership and the Telecential Communications (Northants) Partnership only;

7.3.2 references to any ComTel Company or member of the Telecential Group which is a company shall be deemed to refer to Maza Limited, Herts Cable Limited, Northampton Cable Television Limited, Swindon Cable Limited, Cable Thames Valley Limited, Berkhampstead Properties & Building Contractors Limited, Cable Television Limited and Bracknell Cable TV Limited only;

7.3.3 references to any shares shall be deemed to refer to the shares in the companies referred to in Article 7.3.2; and

7.3.4 UKI shall not give any representation or warranty under Article 7.2 in respect of any of the other ComTel Companies or members of the Telecential Group.

7.4      For the purposes of the representation and warranty given by Canco 1 in
         Article 7.2:-

7.4.1 references to any member of the Telecential Group which is a partnership shall be deemed to refer to the Telecential Communications Partnership, the Telecential Communications (Herts) Partnership and the Telecential Communications (Northants) Partnership only;

7.4.2 references to any ComTel Company or member of the Telecential Group which is a company shall be deemed to refer to ComTel Limited, Maza Limited, Herts Cable Limited, Northampton Cable Television Limited, Swindon Cable Limited, Cable Thames Valley Limited, Berkhampstead Properties & Building Contractors Limited, Cable Television Limited and Bracknell Cable TV Limited only;

7.4.3 references to any shares shall be deemed to refer to the shares in the companies referred to in Article 7.4.2; and

7.4.4 Canco 1 shall not give any representation or warranty under Article 7.2 in respect of any of the other ComTel Companies or members of the Telecential Group.

7.5      For the purposes of the representation and warranty given by UKII in
         Article 7.2:-

7.5.1 references to any member of the Telecential Group which is a partnership shall be deemed to refer to LP5 only;

7.5.2 UKII shall not give any representation or warranty under Article 7.2 in respect of any of the ComTel Companies or the other members of the Telecential Group.

7.6      For the purposes of the representation and warranty given by VNUK in
         Article 7.2:

7.6.1 references to any member of the Telecential Group which is a partnership shall be deemed to refer to LP6 only;

7.6.2 references to any ComTel Company or member of the Telecential Group which is a company shall be deemed to refer to Heartland Cablevision
         (UK) Limited and Heartland Cablevision II (UK) Limited;

7.6.3 references to any shares shall be deemed to refer to the shares in the companies referred to in Article 7.6.2; and

7.6.4 VNUK shall not give any representation or warranty under Article 7.2 in respect of any of the other ComTel Companies or members of the Telecential Group.

7.7      For the purposes of the representation and warranty given by Canco 3 in
         Article 7.2:-

7.7.1 references to any member of the Telecential Group which is a partnership shall be deemed to refer to LP5 and LP6 only;

7.7.2 references to any ComTel Company or member of the Telecential Group which is a company shall be deemed to refer to Heartland Cablevision
         (UK) Limited and Heartland Cablevision II (UK) Limited;

7.7.3 references to any shares shall be deemed to refer to the shares in the companies referred to in Article 7.7.2; and

7.7.4 Canco 3 shall not give any representation or warranty under Article 7.2 in respect of any of the other ComTel Companies or members of the Telecential Group.

         Acknowledgements by the Purchaser

7.8 The Purchaser acknowledges that it has performed a due diligence investigation with respect to the ComTel Companies and the Telecential Assets.

7.9 The Purchaser acknowledges that the Warranties given by the Seller and the Transferors are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller and the Transferors on which the Purchaser may rely (and has relied) in entering into this Agreement. Each of the Parties waives all rights and remedies which, but for this Article 7.9, might otherwise be available to him in respect of any other such representation, warranty, or other assurance, provided that nothing in this Article 7.9 shall limit or exclude any liability for fraud.

7.10 Save in the case of fraudulent misrepresentation, the Purchaser agrees that no forward looking statement, estimate, promise or forecast, other than those specifically referred to in this Agreement or the Schedules made by or on behalf of the Seller or any of the Transferors, any of the ComTel Companies, any member of the Telecential Group or any of its or their respective directors, officers, agents or professional advisors shall form the basis of any claim by the Purchaser in connection with this Agreement. The only warranty whatsoever given in this Agreement with respect to any such forward looking statement, estimate, promise or forecast shall be that such statement, promise or forecast is to the best knowledge of the Seller honestly held and believed to be true by the person so making it.

7.11 Any claim in respect of a Breach or Non-Fulfilment (as defined in Article 9.1) shall, except in the case of fraudulent misrepresentation, be subject to the provisions of Article 9 hereof (save as otherwise expressly provided herein).

7.12 At the time of entering into this Agreement and after having concluded the due diligence investigation referred to in this Article 7, the Purchaser is not aware of any matter or thing which is inconsistent with the Warranties given by the Seller and the Transferors at the date of this Agreement.

7.13 Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement, provided however that the principle of general disclosure as set out in Article 7.2 shall continue to prevail.

7.14 The Seller and the Transferors shall not and shall subject to the fact that the Purchaser has management control over the Telecential Assets with effect from ComTel Completion under the terms of the Relationship Agreement, exercise best endeavours to ensure that each member of the Telecential Group shall not do, allow or procure any act or omission on or before the Telecential Completion Date which would constitute a Breach of the Warranties being deemed given pursuant to Article 7.2.2 by the Seller and the relevant Transferors at the Telecential Completion Date by reference to the facts and circumstances then subsisting.

7.15 The Seller and the Transferors undertake to the Purchaser to disclose to it in writing, as soon as possible upon becoming aware of the same, reasonable details of any fact, matter, event or circumstance which:

         (a) constitutes a Breach of any of the Warranties given by the Seller or the relevant Transferors upon the execution of this Agreement;

         (b) will constitute a Breach of any of the Warranties when deemed given pursuant to Article 7.2.2 by the Seller or the relevant Transferors at the Telecential Completion Date; or

         (c) will give rise to a claim under the provisions contained in Schedule T.

7.17 The Seller undertakes not to, and to procure that no member of the Seller's Group shall, exercise any right of counterclaim or set-off or any other claim or right of recovery against any of the ComTel Companies or any member of the Telecential Group or any of their respective officers, employees or, where such auditors or advisers would be entitled to so counterclaim against any of the ComTel Companies or members of the Telecential Group or any of their respective officers or employees, auditors or advisers of the ComTel Companies or members of the Telecential Group in relation to any claim which may be made in respect of the Warranties given by the Seller or the provisions contained in Schedule T.

ARTICLE 8     WARRANTIES OF THE PURCHASER AND NTL

8.1 Each of the Purchaser and NTL represents and warrants to the Seller that at the date of this Agreement and on the ComTel Completion Date each and every statement set out below, is true and correct and will continue to be true and correct at the ComTel Completion Date:

8.1.1 The Purchaser is a company duly organised and validly existing under the laws of England and Wales. NTL is a company duly organised and validly existing under the laws of the State of Delaware, USA. Neither the Purchaser nor NTL is insolvent nor is any action or request pending to declare the Purchaser or NTL insolvent and no request has been filed for a moratorium or suspension of payments by the Purchaser or NTL or any similar arrangement for the benefit of creditors nor has the same been granted.

8.1.2 Each of the Purchaser and NTL has the corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes and the Purchaser Security (in the case of NTL) will upon issue constitute, the legal, valid and binding obligations of the Purchaser and of NTL enforceable against the Purchaser or NTL (as the case may be) in accordance with its terms, subject to laws relating to constitutional rights generally and general principles of equity.

8.1.3 The execution of and entering into this Agreement and the consummation of the transactions contemplated hereby (including without limitation the creation and issue of the Purchaser Security in accordance with this Agreement) by the Purchaser and NTL has been duly or will be authorised by all necessary corporate and other action applicable to the Purchaser and NTL. The individuals executing this Agreement on behalf of the Purchaser and NTL are duly authorised to do so.

8.1.4 The execution of and entering into this Agreement, and the consummation of the transactions contemplated hereby, subject to the Seller complying with its obligations hereunder in connection with the discharge of all Indebtedness of the ComTel Companies on the ComTel Completion Date and the Telecential Group on the Telecential Completion Date, and the Purchaser Security (in the case of NTL) do not and will not (with or without the passage of time or the giving of notice) in any material respect violate or conflict with any provision of the Purchaser's memorandum or articles of association or NTL's by-laws, or violate or conflict with any law binding upon the Purchaser or NTL or any of their respective properties or assets or violate or conflict with, result in a breach of, or constitute a default under any agreement or other obligation to which the Purchaser or NTL is bound.

8.1.5 Except for the notifications to the DTI, ITC and OFTEL which the Purchaser has made prior to entering into this Agreement, no consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency, stock exchange or self regulatory organisation is required to be given or made by the Purchaser or NTL in connection with the execution of and entering into this Agreement, and the consummation of the transactions and the other agreements and instruments contemplated hereby.

8.2 The Seller and the Purchaser mutually undertake to exercise their best efforts to agree, as soon as possible and no later than 15 (in words: fifteen) Business Days following the ComTel Completion Date, on the precise wording of the Purchaser Security, reflecting the main terms set out in Schedule S and with such corresponding provisions as are normal for the specific type of security agreed upon and necessary to make the Purchaser Security valid and enforceable under the laws of the State of Delaware, USA.

ARTICLE 9     BREACH AND NON-FULFILMENT

         Breach

9.1 In the event of a breach of any of the Warranties given by the Seller, the Transferors or the Purchaser in this Agreement (hereinafter referred to as a "Breach") or non-fulfilment by the Seller or the Transferors or the Purchaser of any other obligation contemplated by this Agreement (hereinafter, subject to Article 9.2, referred to as a "Non-Fulfilment"), the Seller, the Transferors or the Purchaser, as the case may be, shall upon obtaining knowledge of a Breach or Non-Fulfilment by any other Party, notify that other Party promptly in writing of such Breach or Non-Fulfilment, setting out in reasonable detail (so far as is within the actual knowledge (after reasonable enquiry) of the person making the notification but subject to any obligations of confidentiality owed to any third party) the events or facts giving rise to the Breach or Non-Fulfilment, and giving an estimate (to the extent reasonably possible) of the amount of damages claimed as a result thereof. Any failure by any Party to notify the other pursuant to this Article 9.1 and the content of any notification made pursuant hereto shall not in any way affect the right to bring a claim for a Breach or Non-Fulfilment.

9.2 The following shall be deemed not to fall within the definition of a Non-Fulfilment for the purposes of this Agreement (i) the Seller's and Transferors obligations contained in Article 11 (a "Tax Indemnity Claim"), (ii) the Seller's and Transferors' confidentiality obligations contained in Article 10 (a "Confidentiality Claim"), (iii) the Seller's and the Transferors' completion obligations contained in Articles 2, 5 and 6 (a "Completion Claim"), (iv) the obligations contained in Articles 4.5 and 13 (an "Indebtedness Claim"), (v) the obligations contained in Article 15, (a "Minority Claim"), (vi) the obligations contained in Article 3 (a "Pre-Completion Claim"), such claims jointly the "Specific Claims". Article 9 shall not apply to Specific Claims other than where expressly provided for below. The following shall apply in relation to Specific Claims:

9.2.1 in respect of an Indebtedness Claim or a Completion Claim, the amount of all awards or damages awarded or agreed against the Seller and Transferors shall not in the aggregate exceed the equivalent of 100% of the Purchase Price, whereas for other Specific Claims the equivalent of 50% of the Purchase Price shall apply;

9.2.2 in respect of Tax Indemnity Claims, Articles 9.6.1 and 9.6.2 shall apply and in respect of all Specific Claims, Article 9.10 shall apply;

9.2.3 in respect of Specific Claims, no party shall be entitled to make any claim unless notice in writing providing reasonable detail (subject to any confidentiality obligations owed to third parties) of such claim is given prior to the sixth anniversary of the ComTel Completion Date except in the case of a Pre-Completion Claim when such notice must be given prior to the date six months after the Telecential Completion Date.

[CLAUSE 9.3 DELIBERATELY DELETED]

9.4 If the notified Party has not taken appropriate measures within 30 (thirty) days of such notification in order to remedy the Breach or Non-Fulfilment concerned and a dispute arises in this respect between the Parties or where the Breach is not remediable, the resolution of the dispute will immediately be brought in writing to the attention of the respective Chief Executive Officers of the Seller and the Purchaser in an attempt to resolve the dispute amicably and written reports concerning such dispute shall be submitted by each of the relevant Parties to the said officers.

9.5 In the event that the dispute is not resolved amicably in accordance with Article 9.4 within 30 (thirty) days of having been brought in writing to the attention of the respective Chief Executive Officers, any of the applicable Parties shall be entitled to institute legal proceedings against the other(s) in respect of such dispute.

9.6 Subject to the other provisions of this Article 9, the maximum aggregate liability of the Seller and the Transferors for damages in connection with any Breach or any Non-Fulfilment shall be limited to the amount required to put the Purchaser and/or the relevant ComTel Company and/or the relevant member of the Telecential Group (as appropriate) in the position in which it and/or they would have been if the relevant Breach or Non-Fulfilment had not occurred.

         Threshold

9.6.1 A claim (in the amount as finally determined by virtue of a judgement of a court of competent jurisdiction or agreed between the relevant Parties) against the Seller and/or the Transferors for damages and related costs in connection with a Breach or Non-Fulfilment shall not be permitted for any individual claim in an amount below the equivalent in Pounds Sterling at the average of the two highest and two lowest figures of the spot rate of exchange of Chase Manhattan Bank NA. for the purchase of pound sterling Sterling with Dutch Guilders at the ComTel Completion Date of NLG 1,000,000 (one million Dutch Guilders); and

9.6.2 In any event, the aggregate amount of all claims for Breaches, Non-Fulfilment, Specific Claims (and/or claims under Article 6 (as finally determined by virtue of a judgement of a court of competent jurisdiction or agreed between the Parties in excess of the limit in
         Article 9.6.1 above (from time to time)) must exceed the equivalent in Pounds Sterling at the average of the two highest and two lowest figures of the spot rate of exchange of Chase Manhattan Bank NA. for the purchase of pound sterling with Dutch Guilders at the ComTel Completion Date of NLG 17,500,000 (seventeen million five hundred thousand Dutch Guilders) before a claim may be lodged in which event the Purchaser shall be entitled, if successful, (subject to the other provisions of this Article 9) to the full amount of the aggregate of all such claims in excess of the limit in this Article 9.6.2 and not only to such excess.

         Warranty Cap

9.7 In any event, the amount of all awards or damages awarded or agreed against the Seller or any Transferor(s) for any and all Breaches and/or Non-Fulfilments (subject to Article 9.2; Specific Claims) shall not in the aggregate exceed the equivalent of fifty percent of the Purchase Price.

         Time Limit

9.8 The Purchaser shall not be entitled to make any claim against the Seller or any Transferor for any Breach or Non-Fulfilment unless notice in writing of such claim (giving reasonable details of such claim) is given to the Seller prior to the first anniversary of the ComTel Completion Date, or in the case of any Warranties given by the Seller and the Transferors by reference to the Telecential Completion Date and any obligations falling to be discharged at Telecential Completion unless notice in writing of such claim (giving reasonable details of such claim) is given to the Seller prior to the first anniversary of the Telecential Completion Date except for a claim for a Breach relating to Tax or a Tax Indemnity Claim, for which the Purchaser shall not be entitled to make any claim against the Seller unless notice in writing providing reasonable detail of such claim is given to the Seller prior to the sixth anniversary of the ComTel

         Completion Date (to the extent the claim relates to the ComTel Company) or Telecential Completion Date (to the extent the claim relates to the Telecential Group).

         Other Limitations

9.9 The Purchaser shall notify the Seller of any claim for a Breach or Non-Fulfilment within 30 (in words: thirty) days of becoming aware thereof. To the extent that any failure to so notify the Seller causes loss to the Seller or any Transferor or makes it impossible for the Seller or any Transferor to limit its damages, any loss suffered shall be off-set against the relevant claim from the Purchaser.

9.10 No claim by any Party for any Breach or Non-Fulfilment or otherwise shall arise in respect of any consequential or indirect damages or loss of profit and all claims shall be limited to damages actually suffered.

9.11 The Purchaser shall not be entitled to make any claim for any Breach or Non-Fulfilment to the extent that a specific provision for the matter or liability has been made in the Completion Balance Sheet, or to the extent that its payment or discharge is taken into account or reflected in the Completion Balance Sheet.

9.12 No claim by any Party for any Breach or Non-Fulfilment shall arise from any matter disclosed or otherwise exempted in or pursuant to this Agreement and the Schedules attached hereto.

9.13 No claim by any Party for any Breach or Non-Fulfilment shall arise to the extent that the claim arises as a result of (i) any change in the accounting principles applied by any of the ComTel Companies after ComTel Completion and/or members of the Telecential Group after Telecential Completion (as applicable) or (ii) any subsequent changes in applicable laws or regulations after ComTel Completion or Telecential Completion (as applicable), or (iii) a new interpretation of existing laws by a court or other public authority in a judgement or decision published after ComTel Completion or Telecential Completion (as applicable) with retrospective effect.

         Third Party Claims

9.14 If any claim of the Purchaser in connection with a Breach or Non-Fulfilment shall arise which would or is reasonably likely to entitle the Purchaser to receive a payment from the Seller or any Transferor under the terms of this Agreement (after taking into account the limitations of the liability of the Seller and the Transferors set out herein) and such claim is as a result of or in connection with a liability or alleged liability towards a third party, the Purchaser shall (i) as soon as reasonably practicable inform the Seller thereof (and of the relevant facts of the matter at hand so far as then known by the Purchaser but subject to any obligations of confidentiality owed to third parties) in writing prior to taking any action, and (ii) to the extent practicable in all the circumstances, not take any such action within 10 (in words: ten) Business Days of so informing the Seller in order to allow the Seller to decide on whether to exercise its rights under Article 9.16.

9.15 The Purchaser may, notwithstanding the foregoing, be entitled to take any necessary action before the expiry of the 10 (in words: ten) Business Day period in urgent cases where immediate action is required, provided that the Purchaser shall at all times consult (subject to any obligations of confidentiality owed to third parties) and endeavour to seek agreement with the Seller with regard to the actions to be taken to the extent reasonably possible.

9.16 Provided the Seller shall notify the Purchaser of its intention to exercise its rights under this Article 9.16 within 10 (ten) Business Days of receipt of a notification under Article 9.9, without prejudice to the Seller's liability to the Purchaser and subject to the Purchaser receiving such security as it may reasonably require in respect of any potential liability of the Seller under this Article 9.16 and for the particular Breach or Non-Fulfilment in question:

         (a) the Seller shall (subject to complying with its obligations under (d) below) be entitled, at its own expense, to have the exclusive conduct of any appeal, dispute, compromise, or defence of the dispute and of any incidental negotiations with the third party giving rise to the particular Breach or Non-Fulfilment, and the Purchaser shall (and shall procure that the relevant ComTel Companies and members of the Telecential Group shall), in each case at the expense of the Seller, subject as aforesaid take such action to avoid, dispute, resist, appeal, compromise or contest the liability as may be reasonably requested by the Seller;

         (b) the Purchaser shall procure that the Seller is provided, at the expense of the Seller, with such information and assistance as the Seller may reasonably require for avoiding, resisting, appealing, compromising or contesting any such liability;

         (c) where the Seller has notified the Purchaser of its intention to exercise its rights hereunder in accordance with this
                  Article 9.16 and is continuing to exercise such rights, neither the Seller nor the relevant Transferor shall in any circumstances be liable for any third party claim settled or otherwise compromised, without its prior written consent (such consent not to be unreasonably withheld or delayed); and

         (d) the Seller shall keep the Purchaser informed of any action which it takes pursuant to this Article 9.16.

9.17     Notwithstanding Article 9.16:

9.17.1 nothing contained therein shall permit the Seller in exercising its rights thereunder to do, or require the Purchaser or any of the ComTel Companies and/or members of the Telecential Group to do, anything which the Purchaser reasonably considers to be materially adverse to it or to the business of it or any of its subsidiaries (including the ComTel Companies and the Telecential Group); and

9.17.2   the Seller shall not be entitled to exercise any right under Article
         9.16 where to do so would require the disclosure to the Seller of any information the subject of confidentiality obligations owed to any third party.

9.18 If in respect of any matter which would otherwise give rise to a Breach, the Purchaser or any of the ComTel Companies or members of the Telecential Group is entitled to claim under any policy of insurance, the amount of insurance monies which such entity receives shall reduce pro rata the claim for Breach or Non-Fulfilment.

9.19 If in respect of any matter which would otherwise give rise to a Breach or Non-Fulfilment, the Purchaser or any of the ComTel Companies or the members of the Telecential Group is entitled to seek recourse against any third party, no claim may be made against the Seller or any Transferor before the Purchaser and/or the relevant ComTel Company and/or members of the Telecential Group has or have taken such reasonable action as may be required from it or them in the circumstances to effect recourse on such third party and the amount of monies recovered from such third party (less the costs of recovery and net of any tax payable on such amount) shall reduce pro rata the claim for such Breach or Non-Fulfilment PROVIDED THAT nothing in this Article 9.19 shall prevent the Purchaser giving notice of the particular Breach or Non-Fulfilment for the purposes of Article 9.9.

9.20 If the Seller or the Transferor has made a payment for damages in respect of a claim for Breach or Non-Fulfilment and the Purchaser or any of the ComTel Companies or members of the Telecential Group simultaneously therewith or subsequently thereto receives any cash benefit otherwise than from the Seller or the Transferor which would not have been received but for the circumstance giving rise to the claim in respect of which the payment for damages was made by the Seller or relevant Transferor, the Purchaser shall, once it or the relevant ComTel Company or member of the Telecential Group has received such benefit, forthwith repay to the Seller or relevant Transferor(s) an amount equal to the lesser of the amount of such benefit and the amount paid by the Seller or relevant Transferor(s) (net of any tax payable on such amount).

9.21 Any damages payable by the Seller under this Agreement shall take into consideration the tax effects to the Purchaser and/or the ComTel Companies and/or the members of the Telecential Group, or any of them, as applicable, so that damages will be "net after tax effect" only.

9.22 The Seller shall procure that Vision Networks Holdings B.V., promptly after its incorporation, shall provide a guarantee in writing to the Purchaser in the form attached as Schedule F.

9.23 The Seller covenants with the Purchaser in the same terms mutatis mutandis as NTL under Article 12.15, in respect of the obligations of the Transferors under or pursuant to this Agreement and the Relationship Agreement and any other agreement entered into by any of the Transferors and any other party on the date of this Agreement.

ARTICLE 10    SECRECY

10.1 Each of the Seller, the Transferors and the Purchaser mutually covenant and agree that it shall not (and shall procure that its subsidiaries and parent undertakings and the respective advisors, officers and members of its and their respective boards of managing directors and supervisory directors and directors of it and its subsidiaries and parent undertakings (each a "Restricted Person") shall not) at any time divulge, furnish or make accessible to anyone, and treat as strictly confidential, any confidential or secret knowledge or information with respect to the provisions of this Agreement and the negotiations relating to this Agreement or any other Party, provided always that the foregoing shall not apply (i) to information which is in the public domain other than as a result of any Party breaching its obligations hereunder, (ii) in any case where any of the Seller, the Transferors, the Purchaser or Restricted Person (or any of their advisors or officers) is required by law to divulge, furnish or make such information accessible, (iii) in the framework of compliance with requirements of any relevant Stock Exchange (including NASDAQ and EASDAQ) or regulatory or government body. The Purchaser shall exercise its best endeavours to procure that, following ComTel Completion, each of the ComTel Companies and, following Telecential Completion, each member of the Telecential Group shall comply with the foregoing provisions.

10.2 The Seller and the Transferors shall, and shall procure that the subsidiaries and parent undertakings shall, keep confidential and not at any time after the date of this Agreement disclose or make known in any way to anyone (other than the Purchaser) or use for its own or any other person's benefit any know-how or confidential information relating to any of the customers, suppliers or affairs of the businesses (including any prospective businesses) of the ComTel Companies or the members of the Telecential Group or otherwise relating to the businesses of the ComTel Companies or the members of the Telecential Group provided always that the foregoing shall not apply to information which is or comes into the public domain other than as a result of a breach by the Seller or any Transferor of its obligations hereunder. The obligations of the Parties under this Article 10.2 shall be subject to confidentiality obligations owed to third parties.

10.3 All records, papers and documents in the possession, custody or control of or kept or made by or on behalf of the Seller, the Transferors and/or any member of the Seller's Group relating to the business or affairs of any of the ComTel Companies or members of the Telecential Group or of which any of the ComTel Companies or members of the Telecential Group does not have a record or copy, shall be prima facie deemed to be the property of the relevant company or partnership and all such items shall be delivered to the relevant company or partnership at or as soon as possible after ComTel Completion (where they relate to the ComTel Companies) and Telecential Completion (where they relate to the Telecential Group).

ARTICLE 11    TAX AFFAIRS POST COMPLETION

11.1 To the extent this is reasonably required by the Seller and subject to the Seller complying with its obligations under Article 10.2 (save where that would unduly restrict the Seller in the conduct of its Tax affairs as hereafter said), the Purchaser shall procure that the ComTel Companies and the members of the Telecential Group shall, without undue delay, provide to the Seller such information and access to, and copies of, the corporate books and records of each of the ComTel Companies and the members of Telecential Group and the Purchaser, and provide such other assistance, at the expense of the Seller, (e.g. by making available employees to provide additional information and explanation of any materials so provided) as may reasonably be requested by the Seller, as being necessary or desirable to the Seller in properly fulfilling its obligations pursuant to Tax laws and regulations or otherwise dealing with tax affairs in respect of the periods prior to the relevant Completion Date but subject always to obligations of confidentiality owed to third parties.

11.2 If with respect to the period prior to the ComTel Completion Date in relation to the ComTel Companies or the Telecential Completion Date in relation to the Telecential Group, any of the ComTel Companies or any member of the Telecential Group is notified of a Tax audit, or receives an assessment or other correspondence (other than of an administrative nature) from the Tax authorities, the Purchaser shall, (and the Purchaser shall procure that the ComTel Companies and members of the Telecential Group shall) promptly inform the Seller, and the Seller and the Purchaser and the relevant companies and partnerships shall consult with each other and seek agreement on the appropriate course of action, taking into account the best interests of the Seller but subject always to obligations of confidentiality owed to third parties. The provisions of Article 9 hereof shall apply to the conduct of discussions, correspondence and negotiations preceding a dispute (if any) with the Tax authorities, and further as provided for in that Article.

11.3 To the extent this is reasonably required by the Purchaser (but subject always to obligations of confidentiality owed to third parties) the Seller shall procure that the members of the Seller's Group shall without undue delay provide to the Purchaser such information and access to, and copies of, the books and records of each of the members of the Seller's Group which has been a partner in any of the partnerships comprised in the Telecential Group, and provide such other assistance (e.g. by making available employees to provide additional information and explanation of any materials so provided), at the expense of the Purchaser, as may reasonably be requested by the Purchaser, as being necessary or desirable to the ComTel Companies or the members of the Telecential Group in fulfilling their obligations pursuant to Tax laws and regulations or otherwise dealing with their tax affairs in respect of the periods since 31 December 1997.

11.4 The Parties further covenant with each other in relation to certain Tax matters as more particularly set out in Schedule T.

11.5 The obligations of the Parties under Articles 11.1 to 11.3 and Schedule T shall, in respect of the ComTel Companies apply with effect from the ComTel Completion Date and, in respect of the Telecential Group shall apply with effect from the Telecential Completion Date.

ARTICLE 12    MISCELLANEOUS

12.1 This Agreement represents the entire understanding and agreement between the Purchaser and the Seller and the Transferors with respect to the purchase and sale of the Assets and supersedes and replaces in their totality all previous agreements, both in writing and oral, including correspondence, between the Purchaser and the Seller and the Transferors with respect to the purchase and sale of the Assets.

12.2 Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

12.3 This Agreement and any Schedules and Exhibits hereto all form an integral part. References to Schedules, Exhibits and Articles are references to Schedules, Exhibits and Articles of this Agreement.

12.4 Any notice or other communication required or permitted hereunder, must be given in writing and either personally delivered or sent by registered mail or by courier or by telefax addressed as follows or to such other address as the Parties shall have given notice of pursuant hereto:

         If to the Purchaser and/or NTL :

         To                :        NTL Group Limited
                                    Bristol House
                                    1 Lakeside Road
                                    Farnborough
                                    Hampshire  GU14 6XP



         Telefax No        :        + 1252 402 170
         Attention         :        The Company Secretary

         and to            :        NTL Inc
                                    110 East 59th Street
                                    26th Floor
                                    NYC 10022
                                    USA

         Telefax No        :        + 212 906 8497
         Attention         :        Richard J Lubasch

         and to            :        Skadden Arps Slate Meagher & Flom LLP
                                    919 Third Avenue

                                    New York
                                    NYC 10022
                                    USA

         Telefax No        :        + 212 735 2000
         Attention         :        Thomas H Kennedy

         and to            :        Travers Smith Braithwaite
                                    10 Snow Hill, London EC1A 2AL

         Telefax no        :        171 236 3728
         Attention         :        Mr S.R. Summerfield/S.A. Jay

         If to the Seller and/or the Transferors:

         To                :        C/o. Vision Networks III B.V.
                                    Polarisavenue 41
                                    2132 JH Hoofddorp
                                    The Netherlands
         Telefax No        :        +31 23 568 5868
         Attention         :        Managing Director

         and to            :        Loeff Claeys Verbeke
                                    Weena 70
                                    3000 AB Rotterdam
                                    The Netherlands

         Telefax No        :        + 31 10 433 0282
         Attention         :        Mr. E.J. Stumphius








         Any notice or other document shall be deemed to have been given or served:

         1.       if personally delivered:

                  at the time of delivery, if delivered between the hours of
                  8.30 a.m. and 4.00 p.m. (local time at the place of receipt) on a Business Day; or if not, at 8.30 a.m. (local time) on the next following Business Day;

         2. if posted, at 10.00 a.m. (local time) on the day four Business Days after it was put in the post; or

         3. if sent by air courier, 10.00 a.m. (local time) on the day two Business Days after it was sent; or

         4.       if sent by telefax:

                  at the time sent, if sent between the hours of 8.30 a.m. and
                  4.00 p.m. (local time at the place of receipt) on a Business Day; or

                  if not, at 8.30 a.m. (local time) on the next following Business Day.

12.5 Each Party will bear its own costs and expenses in relation to the entry into, execution and performance of this Agreement, including all negotiations, preparations and investigations. The costs any and all stamp or registration duties which may be assessed on account of any act or failure to act of any Party shall be borne by such Party, it being understood that all registration and stamp duties (and any late payment of interest or penalties thereon) payable in relation to the transfer of the ComTel Shares from ComTel to the Purchaser pursuant to this Agreement shall be for the account of the Purchaser.

12.6 No Party shall make or permit any person connected with him to make any announcement concerning this sale and purchase or any matter in connection with this Agreement at any time after the date hereof except as required by law or any applicable Stock Exchange regulations or with the prior written approval of the Purchaser and the Seller.

12.7 This Agreement may not be amended, supplemented or changed, nor may any provision hereof be waived, except by a written instrument making specific reference to this Agreement signed by each of the Parties and by Vision Networks Holdings B.V. if it has delivered the guarantee referred to in Article 9.22.

12.8 If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

12.9 The representations, warranties and other covenants and undertakings made by the Parties in this Agreement shall be deemed to be continuing and shall survive ComTel Completion and Telecential Completion.

12.10 Save as provided herein, none of the rights or obligations under this Agreement may be assigned or transferred by a Party without the prior written consent of the Purchaser and the Seller. Any Party may assign its rights (but not its obligations) under this Agreement to a subsidiary or parent undertaking for so long as such company remains a subsidiary or parent undertaking of such Party without the prior consent of any other Party, provided that such subsidiary or parent undertaking shall first, in writing, commit to be bound by the terms of this Agreement. The Purchaser and/or NTL may assign and transfer all of its rights and obligations under this Agreement to a parent undertaking of NTL (of which each of the Purchaser and NTL is and remains for the period of at least one year from the Telecential Completion Date a wholly owned subsidiary) provided the common stock of such undertaking is traded on NASDAQ's National Market. Where NTL and/or the Purchaser transfer their obligations prior to the issue of the Purchaser Security or prior to the conversion of such security, the Purchaser Security or the stock into which it converts shall be issued by the parent undertaking of NTL and not NTL and, where appropriate, references in Schedule S to NTL and NTL Common Stock shall be deemed to be references to the new parent undertaking and the common stock of the new parent undertaking respectively but shall otherwise be on the same terms and conditions as set out in Schedule S. Each of the Parties hereby give such consents as may be necessary to give effect to any such transfer or assignment. Any assignment and/or transfer in accordance with this
         Article 12.10 shall not in any way affect or restrict the guarantee to be given by Vision Networks

         Holdings B.V. set out in Schedule F. In the event of the Purchaser and/or NTL (as the case may be) assigning and transferring all of its rights and obligations in accordance with this Article, references in this Agreement to the Purchaser or NTL (as the case may be) shall be deemed to be references to such transferee and this includes, specifically, the obligations of NTL under Article 12.15.

12.11 The Parties waive their respective rights to rescind, repudiate or cancel this Agreement.

12.12 This Agreement shall be governed by and construed in accordance with the laws of England. The Parties hereby irrevocably submit to the non-exclusion jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of and in connection with this Agreement.

12.13 The Purchaser hereby explicitly agrees that Allen & Overy and/or Loeff Claeys Verbeke shall advise and act on behalf of the Seller and the Transferors with respect to this Agreement, any agreements resulting from this Agreement and any disputes resulting herefrom.

12.13A The Seller hereby agrees to indemnify and keep indemnified the Purchaser and Vision Networks Services UK Limited against all liabilities, costs, and expenses (including Tax and any liability to Tax) and all actions incurred by either of them as a result of or arising out of or in connection with the waiver by Vision Networks UK Holding N.V. of any outstanding loan, together with accrued interest, owed to it by Vision Networks Services UK Limited. Article 9 shall not apply to this Article.

12.14 The Purchaser acknowledges that the existing employment relationships among the ComTel Companies and the Telecential Group and their respective employees are not affected by the transactions contemplated by this Agreement.

12.15    NTL GUARANTEE

12.15.1  NTL as primary obligor unconditionally and irrevocably:

         (a) undertakes to ensure that the Purchaser will perform when due all its obligations to the Seller and the Transferors (the "Obligees") under or pursuant to this Agreement and the Relationship Agreement;

         (b) agrees that if and each time that the Purchaser fails to make any payment to any Obligee when it is due under or pursuant to this Agreement or the Relationship Agreement, NTL shall on demand (without requiring the Obligee first to take steps against the Purchaser or any other person) pay that amount to the Obligee concerned, as the case may be.

12.15.2 Each payment to be made by NTL under this Article 12.15 shall be made in the currency in which the relevant amount is payable by the Purchaser free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, NTL will pay that additional amount which is necessary to ensure that the Obligee concerned receives a net amount equal to the full amount which it would have received if the payment had been made by the Purchaser to the relevant Obligee in accordance with this Agreement or the Relationship Agreement (as the case may be).

12.15.3 NTL's obligations under this Article 12.15 shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

         (a) any time or indulgence granted to, or composition with the Purchaser or any other person;

         (b) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or the Relationship Agreement or any right, guarantee, remedy or security from or against the Purchaser or any other person;

         (c) any unenforceability or invalidity on whatever ground of any obligation of the Purchaser, so that this Article 12.15 shall be construed as if there were no such enforceability or invalidity; or

         (d)      any termination of this Agreement.

12.15.4 NTL warrants that all the obligations expressed to be accepted by it under this Article 12.15 are legally binding obligations of it, enforceable in accordance with their respective terms, and that all necessary shareholder and other consents and authorisations for the giving of the guarantee and the acceptance of all other obligations by it under this Article 12.15 have been obtained and are in full force and effect.

12.15.5 NTL will reimburse the Seller for all reasonable legal and other costs (including any VAT) incurred by the Seller in connection with the enforcement of any of the provisions of this Article 12.15.

12.16 Each of the Parties shall use reasonable endeavours to prevent the entry of any Restraints and to appeal as promptly as possible any such Restraints that may be entered.

12.17 The Seller and each Transferor hereby irrevocably authorises and appoints Fleetside Legal Representative Services Ltd., 9 Cheap Side London EC2V 6AD, as its agent for service of proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be service on the Seller or such Transferor.

12.18 NTL hereby irrevocably authorises and appoints NTL Group Limited, Bristol House, 1 Lakeside Road, Farnborough, Hampshire GU14 6XP (for the attention of The Company Secretary) as its agent for service of proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be service on NTL, as applicable.

12.19 Where used in this Agreement the terms "subsidiary", "subsidiary undertaking", "parent undertaking", "holding company", "financial year", and "director" shall have the meanings respectively attributed to them by the Companies Act 1985 at the date of this Agreement.

12.20    A reference to any statutory provision in this Agreement:

         (a) includes any order, instrument, plan, regulation, permission and direction made or issued under such statutory provision or deriving validity from it; and

         (b) shall be construed as a reference to such statutory provision as in force at the date of this Agreement (including, for the avoidance of doubt, any amendments made to such statutory provision that are in force at the date of this Agreement); and

         (c) shall also be construed as a reference to any statutory provision of which such statutory provision is a re-enactment or consolidation.

12.21 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall ( where appropriate) include the plural and vice versa.

12.22 Any remedy or right conferred by this Agreement on any Party for breach of this Agreement shall be in addition to and without prejudice to any other right or remedy available to it.

12.23 No failure or delay by any Party or time or indulgence given by it in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

12.24 No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

12.25 Each of the Seller and the Transferors acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of the Purchaser other than expressly contained in this Agreement provided that nothing herein shall exclude the Purchaser from liability for fraudulent misrepresentation.

12.26 Words and phrases used in relation to activities or entities outside England shall where necessary be references to corresponding words and phrases under applicable local law.

12.27 This Agreement may be executed in two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.

ARTICLE 13: REPAYMENT OF INDEBTEDNESS

13.1 The Seller and the Transferors hereby acknowledge that the Purchaser must acquire the ComTel Companies and the members of the Telecential Group free of any Indebtedness and that at the ComTel Completion Date and the Telecential Completion Date there shall be no Indebtedness of any of the ComTel Companies and the members of the Telecential Group respectively. The Seller and the Transferors hereby acknowledge and agree that the costs of cancelling or extinguishing such Indebtedness (including any prepayment and termination and associated costs) shall (save as otherwise expressly provided in the Agreement) be for the account of the Seller and the Transferor and shall not (save as aforesaid) under any circumstances be the responsibility of any of the ComTel Companies or members of the Telecential Group. Notwithstanding the aforesaid, the Seller and the relevant Transferor(s) shall indemnify and keep indemnified the Purchaser for itself and as trustee for each of the ComTel Companies and the members of the Telecential Group and the Purchaser's subsidiaries against any Indebtedness including any prepayment, termination or associated costs of repaying such Indebtedness being in existence at ComTel Completion (in relation to Indebtedness of the ComTel Companies as per the Balance Sheet Account) and Telecential Completion (in relation to Indebtedness of any member of the Telecential Group).

13.2 If there is any Indebtedness which is to be repaid or prepaid between the date of this Agreement and the Telecential Completion Date and as a result any member of the Telecential Group acquires any right against the creditor in respect of such Indebtedness so as to be able to direct such creditor to sell the asset the subject of the relevant Indebtedness to a person identified by such member, the Seller and the Transferors shall procure that the relevant member of the Telecential Group shall procure the sale of such assets to the Purchaser or its nominee if the Purchaser so elects within five Business Days of being asked if it wishes to do so.

ARTICLE 14: ASSIGNMENT OF CONTRACTS

14.1 The Seller and the Transferors to the extent permitted by law hereby assign (or shall procure that KPN shall assign) to the Purchaser the benefit of all contracts entered into by any of them or assigned to any of them in either case relating exclusively to the ComTel Companies or members of the Telecential Group or any of them and not already vested (or to the extent not already vested) in any of the ComTel Companies or any member of the Telecential Group, including, without limitation:

14.1.1 the benefits of any warranties, indemnities, covenants or other obligations of the vendor and the benefit of the guarantee relating to the sale and purchase agreement dated 17th October, 1995 and both between IVS Cable Holdings Limited, Flextech plc and KPN together with all contracts assigned or novated to KPN under such sale and purchase agreement;

14.1.2 the master operating and licensing agreement dated 24th April, 1995 between IVS Cable Holdings Limited and Cabledata International Limited; and

14.1.3 any contract (date not known) created by correspondence between IVS Cable Holdings Limited on behalf of Wessex Cable Limited and Northern Telecom Europe Limited.

14.2 The Seller and the Transferors shall (and shall procure that KPN shall) at the cost of the Purchaser do each thing as may be reasonably requested by the Purchaser to vest in the Purchaser the contracts or rights set out in Article 14.1 (together "the Contracts").

14.3 If a Contract cannot be transferred to the Purchaser except by an assignment made with a third party's consent or by a novation agreement:

14.3.1 this Agreement does not constitute an assignment or an attempted assignment of that Contract if the assignment or attempted assignment would cause a breach of that Contract;

14.3.2 both the Purchaser and the Seller and the relevant Transferor(s) shall make all reasonable efforts to obtain the third party's consent to the assignment, or to achieve the novation, of that Contract; and

14.3.3 until the consent is obtained or the novation achieved, the Seller and the relevant Transferor(s) shall at the Purchaser's cost do each act and thing reasonably requested of it by the Purchaser to provide the Purchaser with the benefit of that Contract (including, without limitation, enforcement of a right of the Seller or relevant Transferors or KPN against another party to that Contract arising howsoever).

14.4 The Seller and VNUK hereby agree to procure that Vision Networks Services UK Limited ("VNS"), shall terminate, and VNUK hereby agrees to such termination, the programming agency agreement between VNS and VNUK dated 1st August, 1996 with effect from ComTel Completion.

ARTICLE 15: MINORITY INTEREST PROVISIONS

15.1 The Seller and the Transferors acknowledge that the Purchaser has not been permitted to review the agreements (the "Minority Interest Agreements") relating to the minority interests (other than an interest of another member of the Telecential Group) in Hertfordshire Cable Limited ("HCL"), Northampton Cable Television Limited ("NCTL") (the Minority's shares and other interests in NCTL and HCL being together referred to as the "Minority's Assets"), Telecential Communications (Herts) Partnership ("P3") and Telecential Communications (Northants) Partnership ("P4") (such minority interests being together referred to as the "Minority Interests") or (save for the Articles of Association of HCL and NCTL as filed with the Registrar of Companies) any other agreements or arrangements relating to such Minority Interests. Accordingly, each of the Seller and the Transferors (other than ComTel) hereby agrees to indemnify and keep indemnified the Purchaser (for itself and as trustee for each of the members of the Telecential Group) and NTL against all liabilities, costs and expenses and all actions incurred by any of them as a result of or arising out of or in connection with:-

         (a) the Minority Interest Agreements prohibiting the sale and purchase of the Telecential Assets (or any of them) in accordance with this Agreement or the consummation of any of the other matters contemplated by and in accordance with this Agreement (including, without limitation, the matters referred to in Article 5.3 and Schedule Ind.);

         (b) any material breach by any of the Seller, any member of the Seller's Group, or any member of the Telecential Group of any of their respective obligations under the Minority Interest Agreements on or prior to Telecential Completion (save as a result of or arising out of any action taken by the Purchaser and/or its nominees and/or NTL);

         (c) save as disclosed in the Annual Accounts or the Articles of Association of any members of the Telecential Group, there being at or as a result of the Telecential Completion any material restriction in favour of the Minority Interests in respect of any normal operating matters affecting the respective businesses of the Telecential Group (as such businesses are described in such Annual Accounts) or in respect of any budgetary, funding of capitalisation (whether by way of capital or loan)or dividend issues of such entities;

         (d) any of the members of the Telecential Group (including without limitation, HCL, NCTL, P3 and P4) being at or as a result of the Telecential Completion under any obligation under the Minority Interest Agreements to make any cash payments to the Minority Interests and/or P3 and/or P4 (and/or the partners thereof), other than pursuant to a transfer of such Minority's Assets to any other member of the Telecential Group; and

         (e) any of the Minority Interests having at or as a result of Telecential Completion any right under the Minority Interest Agreements to acquire any assets from any member of the Telecential Group;

         (f) the Minority Interests having in any of the Telecential Partnerships any rights to receive profits in excess of those disclosed in the Annual Accounts of HCL and NCTL or any liability to a proportional share of the losses which is less than such Minority Interests' share of the profits from time to time; and

         (g) the Minority Interest Agreements materially restricting or preventing the lawful payment of any profits or non-capital distributions by any member of the Telecential Group;

         (h) any right in favour of or any obligation to any person under or pursuant to the Minority Interests Agreements or any right in favour of or any obligation to any person under any arrangement or agreement relating to P3, P4, HCL or NCTL for the benefit of or the subject of which is a member of the Telecential Group arising or being terminated or restricted by reason of the consummation of the matters contemplated by this Agreement (including, without limitation, Telecential Completion other than as may arise as a matter of law);

         (i) members of the Telecential Group being required to acquire the shares in HCL and/or NCTL other than as described in the Offering Memorandum.

15.2 Each of the Seller and the Transferors hereby agrees that it will, and the Seller hereby agrees that it will procure that each member of the Seller's group will, upon it acquiring any of the Minority's Interests, forthwith transfer, or procure the transfer of, such title to such assets to the Purchaser (or such other nominee of the Purchaser as the Purchaser may nominate), as it may obtain from the Minority Interest free from all liens, charges, encumbrances or other interests of any other person relating to or over its assets (subject to the Purchaser complying with its obligations under Article 15.3).

15.3 If the Seller, any Transferor or any other member of the Seller's Group (the "relevant transferor") transfers the Minority's Assets to the Purchaser (or its nominee) pursuant to and in accordance with Article 15.1, the Purchaser agrees to procure that, against delivery of duly executed transfers of the Minority's Assets and the relative share certificates, the relevant transferor shall at the option of the Purchaser, (i) be paid the cash sum of pound sterling 7,500,000, or
         (ii) be issued, credIted as fully paid, with either common stock of NTL having a market value (as determined by Article 15.5) equal to the US$ equivalent of pound sterling 7,500,000 or (iii) (but only where completion is to take place at Telecential Completion or where the Seller has been issued with and is still holding the Purchaser Security pursuant to Article 5.3.5 and such security has not been redeemed or converted in accordance with its terms) be issued with such number of additional Purchaser Security having a principal amount equal to the US$ equivalent value (as determined by Article 15.5) of pound sterling 7,500,000. Completion of the sale and purchase of any Minority's Assets pursuant to this Article 15.3 shall take place on the Telecential Completion Date or, if later, within 5 Business Days following completion of the purchase of such Minority's Assets by the Seller, relevant Transferor or other member of the Seller's Group. The relevant transferor shall procure that prior to such completion it shall have, if applicable, been registered as the registered member of the shares to be transferred.

15.3 The Seller and the Transferors shall procure that no other member of the Seller's Group shall acquire the Minority's Assets prior to Telecential Completion. If any of the Seller or the Transferors shall acquire the Minority's Assets prior to the Telecential Completion Date, it shall, simultaneously with Telecential Completion transfer such assets to the Purchaser in accordance with Article 15.2 against satisfaction by or on behalf of the Purchaser of the purchase price payable in accordance with Article 15.3. Under no circumstances shall any of the ComTel Companies or members of the Telecential Group make any payments or agree to make any payments in respect of the Minority's Assets prior to Telecential Completion.

15.4 For the purposes of determining the number (if any) of shares of common stock of NTL to be issued pursuant to Article 15.2, the market value of each share of NTL common stock shall be deemed to be the volume-weighted average of the average high and low sales prices of NTL common stock on NASDAQ for each of the ten trading days ending on the trading day prior to the completion of the purchase by the Purchaser (or its nominee) of the Minority's Assets.

15.5 The calculation of the dollar equivalent shall be by reference to the average of the two highest and two lowest figures of the average spot rates of exchange of Chase Manhattan Bank N.A. for the purchase of pound sterling sterling with US$ at or about 11.00 a.m. on the ten Business Days immediately preceding the completion of the purchase by the Purchaser (or its nominees) of the Minority's Assets.

15.6 The Seller and the Transferors hereby warrant and represent to the Purchaser that there are no arrangements or agreements between the Minority Interests and any of the ComTel Companies as at ComTel Completion Date.


AS WITNESS this Agreement has been executed by the Parties hereto on the date first above written.

----------------------------------------------------------
For    : Vision Networks III B.V., for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer



------------------------------------------------------
For    : NTL Group Limited, for the purposes hereof duly represented
By     : Robert Mackenzie
Its    : Director and Company Secretary



----------------------------------------------
For    : NTL INC, for the purposes hereof duly represented
By     : John Gregg
Its    : Vice President



------------------------------------------------------------------
For    : Vision Networks UK Holding B.V., for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer



----------------------------------------------------------------
For    : Vision Networks (UK) I Limited, for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer



----------------------------------------------------------------
For    : Vision Networks (UK) II Limited, for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer

------------------------------------------------------------------------
For    : Telecential Communications (Canada) Ltd, for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer



-----------------------------------------------------------
For    : ComTel UK Finance B.V., for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer



------------------------------------------------------------------------
For    : Telecential Communications (UK) Limited, for the purposes hereof duly represented
By     : Willem Ackermans
Its    : Concern Treasurer

                                   SCHEDULE C

                       COVENANTS TO TELECENTIAL COMPLETION

      The Seller and the Transferors procure, from the date hereof until Telecential Completion, that none of the members of the Telecential Group shall, subject to this Schedule C, do any of the matters set out below, without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

1. incur any individual expenditure exceeding GPB 1,000,000 (in words: one million Pounds Sterling) with the exception only of (i) payments (consistent with past practice) of wages, social security charges, offices leases or insurance claims, insurance premium taxes and other operating costs associated with managing the business as a going concern, (ii) capital expenditures, provided these are within existing budgets for the current financial year or committed at the date of this Agreement; or

2. dispose of or grant an option to purchase or right of pre-emption in respect of any material part of their respective assets (including, without limitation, in respect of the shares in any of their subsidiaries) except in the ordinary course of trading; or

3. borrow any money other than from the Seller or any Transferor or another member of the Telecential Group or make any payments other than payments mentioned in this Agreement out of or through drawings on their respective bank accounts (except routine payments, consistent with past practice in the ordinary course of trading) or grant or permit to exist any lease, lien, claim or encumbrance or other third party right in respect of any of their properties or any of their other assets; or

4. make or commit to make any loan other than in the ordinary course of trading not exceeding GBP 0 ( in words: zero Pounds Sterling) in the aggregate or to another member of the Telecential Group;

5. modify, amend, alter, revoke, rescind, terminate or act, or omit to act, in any way which affects, or could affect, in any material manner the provisions, validity or enforceability of any of its material contracts, commitments, licences or agreements;

6. vary any class rights attached to any shares, create or issue any shares, grant any option over any shares or uncalled capital or issue any securities convertible into shares;

7. capitalise any amount standing to the credit of any reserve or redeem or purchase any share or otherwise reorganise share capital (except in accordance with this Agreement and Schedule Ind);

8. admit any person (other than a party of this Agreement), whether by subscription, transfer or transmission, as a member or shareholder or as a partner (except in accordance with Schedule Ind);

9. create or grant any mortgage, charge, debenture, lease or other encumbrance over or affecting any of its assets or undertaking;

10. acquire the shares of any other company or the whole or any part of the undertaking of any other company or person;

11. enter into any joint venture, partnership or European Economic Interest Grouping;

12. enter into, vary, amend, supplement or in any way modify any agreement with any member of the Seller's Group (except in accordance with Schedule
      Ind);

13. enter into any contract or commitment or any transaction otherwise than at arm's length and for full value or any unusual or abnormal contract or commitment;

14. give any guarantee or indemnity other than in the ordinary course of trading;

15. enter into, vary, amend, supplement or in any way modify any agreement with any member of the Seller's Group (except in accordance with Schedule
      Ind) or pay or agree to pay any management or similar charges or make any other payment to any member of the Seller's Group;

16. enter into any material agreement, arrangement or understanding with respect to programming, software, the provisioning of cable modem internet services, billing, the provisional of digital CATV services and/or the acquisition of set top boxes, switching equipment or other computer and/or telecommunications equipment;

17. make any payment in respect of Indebtedness other than in the manner contemplated by Schedule Ind;

18. enter into, vary, amend, supplement or modify in any material respect any of the partnerships deeds or arrangements or any of the agreements or arrangements relating to the interests of any person (other than another member of the Telecential Group in any member of the Telecential Group);

19.   declare, make or pay any dividend or other distribution;

20.   authorise or commit or agree to take any of the foregoing action.

Neither the Seller nor the Transferors shall be liable under this Schedule C for any action taken by or with the approval of the Purchaser pursuant to its rights under the Relationship Agreement.

The Seller and the Transferors shall procure that from the date hereof until Telecential Completion, each member of the Telecential Group shall comply with the provisions of the Relationship Agreement applicable to ComTel as if it were a party thereto jointly with ComTel and in particular shall, subject to the Purchaser not preventing any such payment, pay to the relevant ComTel Company all amounts received by the relevant member of the Telecential Group from any person (including, without limitation, customers) which relate to the business of or are otherwise due to a ComTel Company.

                                   SCHEDULE D

                                  DEFINED TERMS

"AGREEMENT"                         means this sale and purchase agreement
                                    entered into between the Seller, the
                                    Transferors, and the Purchaser and NTL for the acquisition of the Assets.

"ANNUAL ACCOUNTS"                   means

                                    (a)      (to the extent applicable) the
                                             audited consolidated balance sheets
                                             of each of the ComTel Companies and
                                             members of the Telecential Group as
                                             at the Balance Sheet Date and the
                                             audited consolidated profit and
                                             loss accounts of each of the ComTel
                                             Companies and members of the
                                             Telecential Group for the financial
                                             year ended on the Balance Sheet
                                             Date,

                                    (b)      the audited balance sheets of each
                                             of the ComTel Companies and members
                                             of the Telecential Group as at the
                                             Balance Sheet Date and the audited
                                             profit and loss accounts of each of
                                             the ComTel Companies and members of
                                             the Telecential Group for the
                                             financial year ended on the Balance
                                             Sheet Date,

                                    together in each case with the related
                                    notes, directors' report and auditor's
                                    report.


"ARTICLE"                           means any article in this Agreement.

"ASSETS"                            means the ComTel Companies and the
                                    Telecential Group taken together.

"BALANCE SHEET DATE"                means 31 December 1997.

"BOND ISSUE"                        means the Bond Issue referred to in recital
                                    E to this Agreement

"BREACH" means a breach of the Warranties as contemplated by Article 9 of this Agreement.

"BUSINESS DAY"                      means any day on which banks are open for
                                    business in both Amsterdam, the Netherlands and the City of London.

"CAPITAL CONTRIBUTIONS"             means amounts (inpound sterlingsterling)
                                    subscribed for shares in the limited
                                    companies of the ComTel Companies and the Telecential Group and amounts (inpound sterlingsterling) contributed to the capital account of the partnerships within the Telecential Group (excluding Capital
                                    Contributions from a member of the
                                    Telecential Group to a ComTel Company and vice versa).

"CONFIRMATION"                      means a certificate substantially in the
                                    form of Schedule Y to be provided by the Purchaser to the Seller confirming (i) the truth and correctness of the Purchaser's
                                    Warranties at each of the ComTel Completion
                                    Date and the Telecential Completion Date and
                                    (ii) that, save as disclosed therein, the Purchaser is not aware any Breach or Non-Fulfilment, all this at the ComTel
                                    Completion Date and the Telecential
                                    Completion Date.

"COMTEL COMPANIES"                  means each of the companies referred to in
                                    the definition of ComTel Shares.

"COMTEL COMPLETION"                 means the performance of the obligations to
                                    complete the transfer of the ComTel Shares as described in Article 4.

"COMTEL COMPLETION DATE"            means the date of ComTel Completion as
                                    referred to in Article 4.1 of this
                                    Agreement.

"COMTEL LIMITED SHARES"             means the entire issued and outstanding
                                    share capital of ComTel Limited.

"COMTEL SHARES"                     means the entire issued and outstanding
                                    share capitals of Andover Cablevision
                                    Limited, Oxford Cable Limited, Stafford
                                    Communications Limited, Wessex Cable
                                    Limited, ComTel Coventry Limited, ComTel
                                    Cable Services Limited, Lichfield Cable
                                    Communications Limited, Tamworth Cable
                                    Communications Limited and Vision Networks
                                    Services UK Limited.

"DATA ROOM INFORMATION"             means (i) the Data Room Rules, (ii) the
                                    indexes prepared by the Seller listing all documents and written information made available to the Purchaser in the data rooms at Amsterdam (Loeff Claeys Verbeke) and
                                    London (Allen & Overy) and all such
                                    documents and written information as so
                                    listed in Schedule I, (iii) the Offering
                                    Memorandum for the Bond Issue, and (iv) the Information Memorandum.

"DAY" means a calendar day and is not capitalized in this Agreement.

"EXHIBIT"                           means any exhibit attached to this
                                    Agreement.

"FIRST DATE"                        means the date referred to in Article 6.4.

"HEARTLAND SHARES"                  means the entire issued share capital of
                                    each of Heartland Cablevision (UK) Limited and Heartland Cablevision 11 (UK) Limited.

"INDEBTEDNESS"                      means any indebtedness which would appear on
                                    a balance sheet of any of the ComTel
                                    Companies or a member of the Telecential
                                    Group prepared under generally accepted
                                    principles in the applicable jurisdiction, but excluding (i) any working capital liabilities, and (ii) the BT Coventry Lease.

"INFORMATION MEMORANDUM"            means that certain memorandum prepared by
                                    Credit Suisse First Boston (Europe) Limited dated April, 1997.

"LONG STOP DATE"                    has the meaning ascribed thereto in Article
                                    4.9.

"NET ASSET STATEMENT"               means a statement showing the consolidated
                                    Net Asset Value of the ComTel Companies and the Telecential Group as at 31 December
                                    1997, prepared by Deloitte & Touche on
                                    behalf of the Seller and the Transferors using the accounting bases, policies and accounting estimation processes consistently applied as set out in Schedule AA.

"NET ASSET VALUE"                   means the amount by which the aggregate
                                    value of all the assets of the ComTel
                                    Companies and the members of the Telecential
                                    Group exceeds the aggregate amount of all their liabilities.

"NON-FULFILMENT"                    has the meaning given to that term in
                                    Article 9.1 (subject to Article 9.2).

"PARTIES"                           means the Sellers, the Transferors, the
                                    Purchaser and NTL and "PARTY" means any one of them.

"PURCHASER'S ACCOUNTANT"            means the accountancy firm of international
                                    standing appointed by the Purchaser for the purpose of this Agreement

"PURCHASE PRICE"                    has the meaning given to that term in
                                    Article 2.7.

"PURCHASER SECURITY"                means the security to be issued by NTL in
                                    partial satisfaction of the Purchase Price at Telecential Completion in accordance with article 5.3.5(b) having the terms and
                                    conditions set out in Schedule S.

"RELATIONSHIP AGREEMENT"            means the relationship agreement in the form
                                    set out in Schedule M.

"RELEVANT ASSET"                    means any property or asset (other than the
                                    Assets) (whether tangible or intangible, comprising the benefit of any contract or otherwise) exclusively relating to or used by any ComTel Company or member of the Telecential Group which is owned by any member of the Seller's Group.

"SCHEDULE"                          means any schedule attached to this
                                    Agreement.

"SELLER'S ACCOUNTANT"               means the accountancy firm of international
                                    standing appointed by the Seller for the purpose of this Agreement.

"SELLER'S GROUP"                    means the Seller, any parent undertaking of
                                    the Seller and the subsidiary undertakings of the Seller and such parent undertaking for the time being (other than the ComTel
                                    Companies and the members of the Telecential
                                    Group), but excluding Koninklijke PTT
                                    Nederland NV (KPN) and its legal successors following the demerger of KPN.

"STOCK EXCHANGE"                    means any regulated securities market.

"TAX" means, but is not limited to all taxes, duties, charges, levies, imposts or withholdings whenever and by whatever authority imposed and whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to any of the ComTel Companies or the members of the Telecential Group together with in any such case all interest, fines, penalties, surcharges and charges incidental or relating to the impos imposts or withholdings.

"TAX INDEMNITY"                     means the provisions contained in Schedule
                                    T.

"TELECENTIAL ASSETS"                means the ComTel Limited Shares, the
                                    Heartland Shares and all interests in the Telecential Communications Partnership and
                                    LP5 and LP6.

"TELECENTIAL COMPLETION"            means the performance of the obligations to
                                    complete the transfer of the Telecential
                                    Assets as described in Article 5 of this Agreement.

"TELECENTIAL COMPLETION DATE"       means the date determined in accordance with
                                    Articles 4.6 to 4.8 (inclusive).

"TELECENTIAL PARTNERSHIPS"          means the Telecential Communications
                                    Partnership, Telecential Communications
                                    Northants Partnership, Telecential
                                    Communications Herts Partnership, LP5 and
                                    LP6.

"TELECENTIAL GROUP"                 means the Telecential Assets, the
                                    subsidiaries of ComTel Limited and the
                                    companies and partnerships in which the
                                    Telecential Communications Partnership and
                                    LP5 and LP6 have an interest and references to a "member of the Telecential Group" shall be construed as a reference to each of such entities.


"WARRANTIES"                        means the representations and warranties
                                    given by the Seller and the Transferors to the Purchaser, and by the Purchaser to the Seller and the Transferors, pursuant to this Agreement.

                                   SCHEDULE F

                                    GUARANTEE


THIS GUARANTEE IS MADE ON [ ] 1998 IN FAVOUR OF

NTL GROUP LIMITED, a private limited liability company incorporated in England and having its registered office at Bristol House, 1 Lakeside Road, Farnborough, Hampshire, England.

We refer to an agreement for the sale and purchase of the Vision Networks UK Group dated June 1998 between Vision Networks III B.V., ComTel UK Finance B.V., Vision Networks (UK) limited, Telecential Communications (Canada) Limited, Vision Networks (UK) II Limited, Telecential Communications (UK) Limited, Vision Networks UK Holdings B.V., NTL Group Limited and NTL Inc (the "Agreement"). Capitalised terms used in this Guarantee shall have the meanings ascribed to them in the Agreement, except as the context may otherwise require.

We, as primary obligor unconditionally and irrevocably:

         (a) undertakes to ensure that the Seller will perform when due all its obligations to the Purchaser under or pursuant to the Agreement;

         (b) agrees that if and each time that the Seller fails to make any payment to the Purchaser when it is due under or pursuant to the Agreement we shall on demand (without requiring the Purchaser first to take steps against the Seller or any other person) pay that amount to the Purchaser concerned, as the case may be.

         Each payment to be made by us under this Guarantee shall be made in the currency in which the relevant amount is payable by the Seller free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, we will pay that additional amount which is necessary to ensure that the Purchaser concerned receives a net amount equal to the full amount which it would have received if the payment had been made by the Seller to the Purchaser in accordance with the Agreement.

         Our obligations under this Guarantee shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation

         (a) any time or indulgence granted to, or composition with the Seller or any other person;

         (b) the taking, variation, renewal or release of, or neglect to perfect or enforce the Agreement or any right, guarantee, remedy or security from or against the Seller or any other person;

         (c) any unenforceability or invalidity on whatever ground of any obligation of the Seller, so that this Guarantee shall be construed as if there were no such enforceability or invalidity; or

         (d)      any termination of the Agreement.

         We warrant that all the obligations expressed to be accepted by us under this Guarantee are legally binding obligations of us, enforceable in accordance with their respective terms, and that all necessary shareholder and other consents and authorisations for the giving of this guarantee and the acceptance of all other obligations by us under it have been obtained and are in full force and effect.

         We will reimburse the Purchaser for all reasonable legal and other costs (including any VAT) incurred by the Purchaser in connection with the enforcement of any of the provisions of this Guarantee.

         Vision Networks Holdings B.V. hereby confirms its consent to all obligations expressly undertaken by it under this Guarantee.

         This Guarantee shall be governed by and construed in accordance with the laws of England and we hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute, or difference arising out of and in connection with the Guarantee. We hereby irrevocably authorise and appoint (for the attention of ) as our agent for service of proceedings in relation to any matter arising out of or in connection with this Guarantee and service on such agent shall be deemed to be service on us.

         For :Vision Networks Holdings B.V., for the purposes hereof duly represented.

         By :

         Its :


         -------------------------------     ----------------------------------------
         for and on behalf of                Vision Networks UK Holding B.V.
         ComTel UK Finance B.V.              (in liquidation)


        --------------------------------     ----------------------------------------
        for and on behalf of                 Telecential Communications (UK) Limited
        Vision Networks (UK) I Limited


        --------------------------------     ----------------------------------------
        for and on behalf of                 for and on behalf of NTL Inc.
        NTL Group Limited

                                   SCHEDULE I

                              DATA ROOM INFORMATION

                                   SCHEDULE J

                        STIKEMAN, ELLIOTT OPINION LETTER

                                   SCHEDULE K

              SKADDEN ARPS SLATE MEAGHER & FLOM LLP OPINION LETTER

                                   SCHEDULE O

                                   SCHEDULE P

                                   SCHEDULE Q

                                   SCHEDULE R

                         REPRESENTATIONS AND WARRANTIES



1.       PART OF THE AGREEMENT

         This Schedule forms part of the Agreement for the purchase and sale of the Assets between the Purchaser and the Seller and shall have the same force and effect as if set out in the body of the Agreement.

2.       INTERPRETATION

         In this Schedule, words or phrases will have the same meanings as in the Agreement.

         References to a member of the Telecential Group which is a partnership owning or holding any asset or having any liability or not having done or omitted to do anything or any similar expressions shall be deemed, except in relation to corporation tax, to include a reference to the partners of the relevant partnership in their capacity as partners as well as to the partnership itself.

3.       WARRANTIES

         In accordance with, and subject to the provisions of, Article 7, each of the Seller and Transferors represents and warrants to the Purchaser that as at the date of this Agreement (and at Telecential Completion by reference to the facts and circumstances then subsisting), each and every statement set out below is true and correct.

A.       COMTEL GROUP

1. The ComTel Companies and the companies within the Telecential Group are duly incorporated and validly existing under the laws of England and Wales.

2. Each of the Telecential Partnerships has been duly constituted and is validly existing under the laws of England and Wales. Each of the ComTel Companies and companies and limited partnerships within the Telecential Group has properly made all returns which it is required to make to the Registrar of Companies, to any governmental or regulatory body and to any local authority. No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of any of the ComTel Companies or companies in the Telecential Group. No administration order has been made in relation to any of the ComTel Companies or companies in the Telecential Group and no petition for such an order has been presented. No proposal for a voluntary arrangement between any of the ComTel Companies or companies in the Telecential Group and its creditors (or any class of them) has been made to any of the ComTel Companies or companies in the Telecential Group. No petition has been presented, no order has been made and no resolution has been passed for the winding-up of any of the ComTel Companies or companies in the Telecential Group. None of the ComTel Companies or members of the Telecential Group has stopped payment generally to its creditors or, to the best knowledge of the Seller, is unable to pay its debts as and when they fall due. No unsatisfied judgement is outstanding against any of the ComTel Companies or members of the Telecential Group.

B.       THE SHARES

1. The ComTel Shares, the ComTel Limited Shares and the Heartland Shares together constitute the entire issued and outstanding share capital of the ComTel Companies, ComTel Limited, Heartland Cablevision (UK) Limited and Heartland Cablevision (UK) II Limited. Canco 1 and UK 1 are the only partners of the Telecential Communications Partnership. UKII and Canco 3 are the only partners of LP5 and VNUK and Canco 3 are the only partners of LP6.

2. The ComTel Shares, the ComTel Limited Shares and the Heartland Shares are duly authorised, validly issued and are fully paid up. The ComTel Shares, the ComTel Limited Shares and the Heartland Shares are free and clear of any equities, claims or interests in favour of any other person.

3. There are no outstanding depositary receipts in the capital of any of the ComTel Companies or the companies in the Telecential Group. There are no rights (whether exercisable now or in the future and whether contingent or not) other than rights as disclosed in the Data Room Information outstanding to subscribe for or call for the issue or transfer of any shares of any of the ComTel Companies or companies in the Telecential Group. In particular there are no share options, warrants or convertible debentures relating to the ComTel Companies or the companies in the Telecential Group.

4. No resolution has been made and no action has been taken by the ComTel Companies or the companies in the Telecential Group to distribute dividends, to repay capital or to make any other distribution of reserves or capital, except as shown in the Annual Accounts of the ComTel Companies or companies in the Telecential Group. Except as shown in the Annual Accounts and the Articles of Association or the ComTel Companies and companies within the Telecential Group, no ComTel Company or company in the Telecential Group has issued any profit sharing bonds or otherwise attributed rights to third parties to share in past, present or future income or profits, reserves or liquidation surplus of such company which remain outstanding.

C. SHARES IN THE COMPANIES WITHIN THE TELECENTIAL GROUP (EXCLUDING THE TELECENTIAL ASSETS) ("THE SUBSIDIARIES")

1. ComTel Limited is the direct or indirect legal and beneficial owner of the shares in the subsidiaries of it as set out in Part 1 of Schedule Z which together comprise all the interests of ComTel Limited and Telecential Communications Partnership is the direct or indirect beneficial owner of the shares in the companies set out in Part II of Schedule Z which, together with P3 and P4, comprise all the interests of the Telecential Communications Partnership.

2. All of the shares in the Subsidiaries are duly authorised, validly issued and are fully paid up. There are no capital contributions overdue for payment to any of the partnerships in the Telecential Group. All of the shares in the Subsidiaries and the participations in the partnerships in Telecential listed in Schedule Z are free and clear of any liens or charges of any kind or any encumbrances or interests in favour of any other person.

3. Telecential Communications Partnership, Maza Limited and Herts Cable Limited are the only partners in Telecential Communications (Herts) Partnership. Telecential Communications Partnership, Maza Limited and Northampton Cable Television Limited are the only partners in Telecential Communications (Northants) Partnership.

4. There are no rights (whether exercisable now or in the future and whether contingent or not) outstanding to subscribe for or call for the issue or transfer of any shares of any of the Subsidiaries other than rights as disclosed in the Data Room Information for existing members of the ComTel Companies or companies in the Telecential Group to subscribe further shares of the classes of share they hold. Since the Balance Sheet Date, no resolution has been made and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital of any of the Subsidiaries other than as shown in the Annual Accounts of such company.

D.       ANNUAL ACCOUNTS

1. The Annual Accounts (as defined) have been prepared in accordance with United Kingdom generally accepted accounting principles, comply in all material respects with the requirements of the laws of England and Wales and show a true and fair view of the state of affairs and the financial position and results of the relevant company or partnership as at and for the financial year ended on 31 December, 1997.

2. To the best knowledge of the Seller the management accounts for the ComTel Companies and members of the Telecential Group for the period to 30th April, attached hereto as Exhibit 1 show the true understanding of the management of the ComTel Companies and the Telecential Group of the combined affairs, assets, liabilities and profits of such companies and partnerships as at and for the period ended on the date to which they have been prepared.

E.       TAXES

1. To the best of the knowledge of the Seller, each of the ComTel Companies and members of the Telecential Group have duly and timely paid all Taxes due, or, to the extent that any Taxes are due but not yet paid, adequate provision has been made in the Annual Accounts.

2. To the best of the knowledge of the Seller, the ComTel Companies and members of the Telecential Group have each duly and timely filed all tax returns and all other documents that are required to have been filed by them in accordance with applicable laws and regulations. To the best knowledge of Seller, the ComTel Companies and members of the Telecential Group have not asked for any extensions of time for the filing of any tax returns or other documents.

3. To the best of the knowledge of the Seller, with respect to the assessment or payment of Taxes, no special agreements, rulings or compromises have been entered into by any of the ComTel Companies and members of the Telecential Group with the relevant Tax authorities. To the best of the knowledge of the Seller, the ComTel Companies and members of the Telecential Group are not subject to a special regime in respect of the payment of Taxes.

4. To the best knowledge of the Seller, none of the ComTel Companies or the members of the Telecential Group is liable for Taxes or social security charges imposed on or due by any third party (including without limitation any employee, sub-contractor, the Seller, the Transferors and/or any other member of the Sellers' Group), except to the extent that adequate provisions have been made in the Annual Accounts.

5. To the best of the knowledge of the Seller, none of the ComTel Companies or the members of the Telecential Group are parties to any Tax dispute or fiscal proceedings initiated by the Inland Revenue, H M Customs and Excise or Contributions Agency ("Tax Authorities") nor have the ComTel Companies or members of the Telecential Group received notice of any intention by any of the Tax Authorities to initiate any such disputes or proceedings as of the date hereof.

F.       CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE

1. To the best of the knowledge of the Seller, during the period between the Balance Sheet Date and the date of this Agreement, no material assets of the ComTel Companies or members of the Telecential Group have been disposed of other than in the ordinary course of trading and none of the ComTel Companies or members of the Telecential Group have become subject to any material commitment other than in the ordinary course of trading except for anything done by any of the ComTel Companies or members of the Telecential Group in accordance with Schedule Ind. prior to the date of this Agreement. To the best knowledge of Seller, during the period between the Balance Sheet Date and the date of this Agreement, there has been no material adverse change in the business position or the financial position of any of the ComTel Companies and members of the Telecential Group.

2. Since the Balance Sheet Date, none of the ComTel Companies or members of the Telecential Group have made any investments or disposals material to the balance sheet in its Annual Accounts other than in the ordinary course of trading except for anything done by any of the ComTel Companies or members of the Telecential Group in accordance with
         Schedule Ind. prior to the date of this Agreement.

3. Since the Balance Sheet Date, each of the ComTel Companies and members of the Telecential Group has carried on its business in the ordinary and usual course without any material interruption or material alteration in the nature, scope or manner of its business except for anything done by any of the ComTel Companies or members of the Telecential Group in accordance with Schedule Ind prior to the date of this Agreement.

G.       PENSIONS

1. To the best of the knowledge of the Seller, all material contributions of the ComTel Companies and members of the Telecential Group due to the Schemes defined in paragraph G3 below have been fully paid or provided for in the Annual Accounts.

2. To the best of the knowledge of the Seller, the Annual Accounts contain a sufficient provision for all material obligations, including back-service obligations, of the ComTel Companies and the members of the Telecential Group under the Schemes defined in paragraph G3.

3. "Schemes" means all and each of the Telecential Communications Limited Group Personal Pension Scheme, the CUC Group Life Assurance Scheme, the ComTel Group Personal Pension Scheme and the ComTel Group Life Assurance Scheme.

         "Scheme Documents" means the documents relating to the Schemes set out in Schedule I. The Scheme Documents comprise all the material documents governing and relating to the Schemes including a list of the active members of the Schemes with details of age, sex, salaries and contributions payable by both the employer and the employee.

         Save pursuant to the Schemes, none of the ComTel Companies nor the members of the Telecential Group have entered into any agreement or arrangement (under contract or trust) to (i) provide relevant benefits (as defined in section 612 of the Income and Corporation Taxes Act 1988 but with the omission of the exception in that definition) for any past and present employee, officer and/or director of any of the ComTel Companies or members of the Telecential Group or their respective spouses and dependants, or any person who at the date of this Agreement is a beneficiary (present or contingent) of the Schemes;
         (ii) or to make contributions to a personal pension scheme in respect of any such person.

4. The Scheme Documents correctly describe all the benefits which may become payable under the Schemes. The Schemes have at all times been operated, and employees have been eligible to join the Schemes, in accordance in all material respects with the provisions governing them, their contracts of employment and all applicable laws, fiscal and regulatory requirements. The rates of contributions payable by the ComTel Companies and the members of the Telecential Group have been disclosed to the Purchaser. The liability for all lump sum death benefits which may become payable under the Schemes is fully insured with a reputable insurance company. Each of the CUC Group Life Assurance Scheme and ComTel Group Life Assurance Scheme is an exempt-approved scheme as defined in section 592 of the Income and Corporation Taxes Act 1988.

H.       MATERIAL AGREEMENTS

1. To the best of the Seller's knowledge, and save with respect to the Minority Interest Agreements, the Seller has provided the Purchaser with (i) the material terms of all agreements material to the conduct of the business of the ComTel Companies and the members of the Telecential Group; (ii) all change of control provisions material to the conduct of the business of the ComTel Companies and members of the Telecential Group; (iii) all material exclusive sourcing and/or procurement commitments of the ComTel Companies and the members of the Telecential Group; (iv) all material construction, network, maintenance and/or operating agreements in respect of cable networks and programming contracts; and (v) all agreements which would prohibit or materially delay the completion of any of the transactions contemplated by this Agreement (together "the Material Agreements"). To the best of the Seller's knowledge, there are no material unusual restrictions on the business of any of the ComTel Companies or the members of Telecential Group as currently conducted.

2. To the best of the Seller's knowledge, the ComTel Companies and the members of Telecential Group are not in material default with respect to the performance of contractual obligations under any Material Agreement.

3. The signing and performance of this Agreement and all other documents which are to be signed at ComTel Completion or Telecential Completion will not (i) result in any of the ComTel Companies or members of the Telecential Group losing the benefit of any material permit, licence, asset, right or privilege which it now enjoys, or (ii) result in a material breach or termination of any Material Agreement to which any of the ComTel Companies and members of the Telecential Group is a party.

4. To the best knowledge of the Seller, all Material Agreements to which any of the ComTel Companies and members of the Telecential Group is a party are included in the Data Room Information.

5. To the best knowledge of the Seller, none of the ComTel Companies or members of the Telecential Group is a party to:

         5.1 any partnership, joint venture, European Economic Interest Grouping or consortium arrangement or agreement or any agreement for sharing commissions or other income (save for programming and similar joint ventures);

         5.2 any agreement containing covenants limiting or excluding its right to do business and/or to compete in any area or in any field or with any person, firm or company to a material extent;

         5.3 any material agreement or arrangement suffering from any invalidity or in respect of which there are grounds for determination, rescission, avoidance or repudiation by any other party, the determination, rescission, avoidance or repudiation of which would have a material adverse effect on the financial or trading position of any ComTel Company or member of the Telecential Group.

6. To the best knowledge of the Seller, no ComTel Company or member of the Telecential Group has been or is a party to any material agreement or concerted practice which infringes Article 85 of the EEC Treaty or constitutes a breach of a dominant position under the EEC Treaty and is not in contravention of any regulation or other enactment made under
         Article 87 of the EEC Treaty.

7. No Indebtedness (actual or contingent) is or will be outstanding and no contract exists or will exist immediately following ComTel Completion between any of the ComTel Companies and any member of the Seller's Group or the Telecential Group (save for the Relationship Agreement.

8. No contract exists or will exist immediately following Telecential Completion between any member of the Telecential Group and any member of the Seller's Group.

9. No member of the Seller's Group is entitled to any claim of any nature against any of the ComTel Companies or members of the Telecential Group or any of their respective directors, officers and employees (other than in connection with the Relationship Agreement).

I.       LITIGATION

         To the best of the knowledge of the Seller (and except for debt collection in the ordinary course of trading), none of the ComTel Companies or members of the Telecential Group is a party to, has received notice of or is threatened with any disputes or civil, fiscal, administrative, penal or disciplinary proceedings (including arbitration and binding advice proceedings) involving an amount individually or in the aggregate, in excess of pound sterling 150,000, and to the best of the knowledgE of the Seller, there are no facts or circumstances which are reasonably likely to give rise to the same. To the best of the knowledge of the Seller, none of the ComTel Companies or the members of the Telecential Group are the subject of any investigation by any governmental, administrative or regulatory body of the United Kingdom or of the European Commission. To the best of the knowledge of the Seller, none of the ComTel Companies or members of the Telecential Group or any of their respective assets is subject to any outstanding judgement, order or attachment which will or is reasonably likely to have a material adverse effect on the conduct of the business of such ComTel Company or member of the Telecential Group.

J.       BORROWINGS AND BANK FACILITIES

1.       Details of all Indebtedness of the ComTel Companies are contained in
         Schedule Ind.

2. To the best of the Seller's knowledge, none of the ComTel Companies or members of the Telecential Group has given any guarantee, indemnity or security which is material to its financial position for the obligations of any person other than another ComTel Company (in the case of any ComTel Company) or another member of the Telecential Group (in the case of any member of the Telecential Group) or in the ordinary course of trading.

3. To the best of the knowledge of the Seller, no material grant, subsidy or payment paid or due to be paid to any ComTel Company or member of the Telecential Group is liable to be refunded or withheld in whole or in part in consequence of any action or omission of such ComTel Company or member of the Telecential Group or as a consequence of ComTel Completion or Telecential Completion.

K.       PERMITS

1. To the best of the knowledge of the Seller, the ComTel Companies and the members of the Telecential Group have obtained all licences and permits necessary or desirable for their current operations and businesses that are material for their results and the continuation thereof (the "Permits"). To the best knowledge of the Seller, each of the Permits is in full force and effect. To the best knowledge of the Seller, the ComTel Companies and the members of the Telecential Group conduct their respective businesses in accordance with the Permits and the terms and conditions relating thereto.

2. To the best of the knowledge of the Seller, there are no facts or circumstances that could give rise to the amendment, cancellation, non-prolongation or non-renewal of any of the Permits other than as previously disclosed to the Purchaser to the effect that the licences for the franchise areas at Daventry, Lichfield and Tamworth may cease to be exclusive.

3. No objection has been notified to the Seller or any of the ComTel Companies or members of the Telecential Group by the Department of Trade and Industry, Independent Television Commission or the Director General of Telecommunications and no proceedings have been threatened against the Seller or any of the ComTel Companies or members of the Telecential Group by any relevant authority (including without limitation by any relevant local authority) which would, if successful, have a material adverse effect on the business of any such ComTel Company or member of the Telecential Group in relation to any construction program of such company or partnership for the construction of its prospective cable television and telecommunications systems.

L.       ASSETS

1. Except for assets disposed of in the ordinary course of trading, each of the ComTel Companies and members of the Telecential Group is the beneficial owner of all assets included in its Annual Accounts and all assets which have been acquired by each such company and/or partnership since the Balance Sheet Date, all of which assets are in such company's or partnership's possession and under its control and there is not now outstanding any charge, option, lien, pledge or encumbrance (or agreement to grant any such) over the whole or any material part of the undertaking, property or assets of any such company or partnership nor any right to acquire such, other than retention of title arising in the ordinary course of its trade.

2. Each of the ComTel Companies and members of the Telecential Group owns or has a valid licence to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Intellectual Property") necessary to carry on its business substantially as currently conducted except for any Intellectual Property the absence of which would not be capable of having a material adverse effect on the financial or trading position of the relevant ComTel Company or member of the Telecential Group. To the best of the knowledge of the Seller, none of the ComTel Companies or members of the Telecential Group has received any notice of infringement of or conflict with, and, to the best of the knowledge of the Seller, there are no infringements of or conflicts with the rights of others with respect to the use of, or by others with respect to, any Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on the financial or trading position of such ComTel Company or member of the Telecential Group.

3. To the knowledge of the Seller, all material assets, plant, machinery, receiving and other equipment and cable infrastructure currently owned by the ComTel Companies and members of the Telecential Group are in reasonable working condition for the purpose of their present use and application (subject to normal wear and tear) and have been reasonably, regularly and properly maintained in all material respects. The ComTel Companies own or otherwise have the legal right to use all material assets, plant, machinery, receiving and other equipment and cable infrastructure, and are party to all material contracts, necessary for the ComTel Companies to operate their respective businesses as the same are being run at the date of this Agreement. The members of the Telecential Group own or otherwise have the legal right to use all material assets, plant, machinery, receiving and other equipment and cable infrastructure, and are party to all material contracts, necessary for the members of Telecential Group to operate their respective businesses as the same are being run at the date of this Agreement.

M.       INSURANCE

         As of the date of this Agreement, to the best of the Seller's knowledge there are no material claims outstanding under any insurance policies of any of the ComTel Companies or members of the Telecential Group. To the best of the knowledge of the Seller, all policies are in full force and effect, all premiums have been fully paid or provided for and no policy is threatened with cancellation or an extraordinary premium increase.

N.       CAPACITY OF SELLER AND TRANSFERORS

1. The Seller and each Transferor is a company duly organised and validly existing under the laws of the Netherlands or United Kingdom or Canada (as the case may be). None of the Seller and the Transferors is insolvent nor is any action or request pending to declare the Seller or any Transferor insolvent and no request has been filed for a moratorium or suspension of payments by the Seller or any Transferor or any similar arrangement for the benefit of creditors nor has the same been granted.

2. The Seller and each Transferor has the corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each of the Seller and the Transferor enforceable against the Seller and each transferors in accordance with its terms, subject to laws relating to constitutional rights generally and general principles of equity.

3. The execution of and entering into this Agreement and the consummation of the transactions contemplated hereby by the Seller and each Transferor has been duly authorised by all necessary corporate and other action applicable to the Seller and each Transferor. The individuals executing this Agreement on behalf of the Seller and each Transferor are duly authorised to do so.

4. The execution of and entering into this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (with or without the passage of time or the giving of notice) violate or conflict with any provision of any of the Seller's or any Transferor's articles of incorporation or by-laws or equivalent constitutional documents in the relevant jurisdiction, violate or conflict with any law binding upon the Seller or relevant Transferor or any of its properties or assets or violate or conflict with, result in a breach of, or constitute a default under any agreement or other obligation to which the Seller or relevant Transferor is bound.

5. Except for the notification to various regulatory authorities, no consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency, stock exchange or self regulatory organisation is required to be given or made by the Seller or any Transferor in connection with the execution of and entering into this Agreement, and the consummation of the transactions and the other agreements and instruments contemplated hereby.

O.       EMPLOYEES

1. True and complete particulars relating to the employment of each of the employees of the ComTel Companies and members of the Telecential Group whose annual salary is pound sterling 75,000 per annum Or more ("Key Employees") are contained in the Data Room Information including entitlement to annual salary, private medical care, permanent health insurance and company cars and details of any other benefits including but not limited to profit sharing, bonus, commission or other incentive arrangements whether provided on a contractual or discretionary basis. There are no key employees of the ComTel Companies or members of the Telecential Group other than the Key Employees.

2. Copies of any handbooks or works rules or procedures (including any disciplinary or grievance procedures) and all collective, procedural, recognition or other agreements (whether written or oral) with any trade union, works council or other staff association or representative and details of any arrangements relating to the election of any person as such a representative are contained in the Data Room Information.

3. To the best of the Seller's knowledge, each of the ComTel Companies and members of the Telecential Group has in all material respects complied with all its obligations to any of the employees of any of the ComTel Companies or members of the Telecential Group ("the Employees") arising out of or in connection with: (A) any of their terms and conditions of employment and/or customs and practices related thereto; (B) any statutes and regulations relevant to their employment including, but not limited to, those relating to discrimination by reason of sex, race or disability, any duties to inform and consult employees and/or their representatives and any obligation to make payments to the UK Inland Revenue and to pay National Insurance contributions; and/or (C) any orders and awards made in relation to them or any of them.

4. There are no arrangements, whether contractual or otherwise, entitling any of the Employees to any payment or other benefits arising from the transactions contemplated hereby.

5. There are no agreements or arrangements outside the ordinary course of trading for the payment of allowances or during any periods of sickness or disablement for the benefit of any of the Employees or their dependants.

6. No trade union is recognised in relation to any of the Employees nor has any ComTel Company or member of the Telecential Group entered into any collective agreements relating to any of the Employees and nor is there any works council or other staff association in existence in relation to any of the Employees and no person has been elected as a representative of any of the Employees nor have any arrangements been made for any such election.

P.       WORKING CAPITAL

         To the best of the knowledge of the Seller, none of the ComTel Companies nor the members of the Telecential Group have, in the period from the Balance Sheet Date until the ComTel Completion Date, deviated from the ordinary course of business, consistent with the past practice, with respect to working capital practices of such entities (working capital being accounts payable, accounts receivable, taxes payable, accrued liabilities, other current liabilities, inventions, prepaid expenses, and other current assets).

                                   SCHEDULE S

                               PURCHASER SECURITY

                         TERM SHEET FOR PREFERRED STOCK

Issuer:                 NTL Incorporated ("NTL")

Securities Offered:     US$ equivalent of pound sterling 75 million principal
                        amount of 9.90% Non-voting Preferred Stock ("Preferred
                        Stock") (the exchange rate to be determined in accordance with the Sale and Purchase Agreement)

Issue Price:            At par per US$1000 of principal amount at the date of
                        redemption

Issue Date:             The Telecential Completion Date as per the Sale and
                        Purchase Agreement

Dividends:              Dividends will accrue (but not be paid) at a rate of
                        9.90% per annum from the Issue Date until the date of redemption or conversion

Ranking/Liquidation:    Senior to NTL Common Stock

Maturity Date:          10 years from the Issue Date unless previously redeemed
                        or converted

Redemption Date:        At any time at the Issuer's discretion during the 15
                        months from the Issue Date

Optional Redemption:    The Issuer may, at its option only, redeem this Security
                        at any time in the period between the Issue Date and the Redemption Date subject to having provided a Redemption
                        Notice

Redemption Notice:      Not less than 10 days if the Redemption Price is paid in
                        either cash or through the delivery of NTL Common Stock and not less than 30 days if through the delivery of Convertible Preferred Stock, and in each case not more than 60 days prior to the date of the redemption

Redemption Price:       At par for the principal plus any accrued dividends as
                        of the date of redemption. The Redemption Price will be paid, in whole or in part, at the option of the Issuer, either in cash or through the delivery of NTL Common
                        Stock at the then prevailing Current Market Price or through the delivery of the Convertible Preferred Stock at the Issue Price for such stock (as determined by, and subject to the provisions of, the Term Sheet for Convertible Preferred Stock)

Conversion:             If the Issuer has not exercised its right of redemption
                        within 15 months of the Issue Date, the Issuer shall redeem this

                        Security into NTL Common Stock at the then prevailing Current Market Price or cash unless the Issuer has satisfied its obligations under the Term Sheet for the Convertible Preferred Stock and can deliver a Convertible Preferred Stock which satisfies the conditions set out in the Term Sheet for the Convertible Preferred Stock

Current Market Price:   The volume-weighted average of the average high and low
                        sales price of the NTL Common Stock on NASDAQ for each of the 10 trading days ending on the trading day prior to the notice of redemption or the conversion date (as applicable)

Registration Rights:    None

Change of Control:      Will not result in early redemption or conversion;
                        provided this Security will be convertible into new parent common stock or new parent convertible preferred stock with the same Redemption Price, which in turn will be convertible into and redeemable by new parent common stock but otherwise will be on the same terms and conditions.

Pre-emptive rights:     None

Restrictions:           Non-transferable

Holdco Option:          If NTL is reorganised and as a result there is a new
                        parent undertaking of the NTL group, all of whose common stock is traded on NASDAQ or another recognised securities exchange, NTL shall be entitled and obliged to transfer the obligations hereunder to such parent undertaking without the consent of the holder and references to NTL Common Stock herein shall in such circumstances be deemed to refer to the common stock of the new parent undertaking.

                                   SCHEDULE S

                               PURCHASER SECURITY

                   TERM SHEET FOR CONVERTIBLE PREFERRED STOCK

Issuer:                 NTL Incorporated ("NTL")

Securities Offered:     US$[         ] million principal amount of [   ]%
                        Convertible Preferred Stock ("Convertible Preferred
                        Stock")

                        The coupon and principal will be determined by the Issuer. The Issuer must, within 1 month prior to the proposed date of issue of the Convertible Preferred Stock (in the case of (i) below) or within 1 week prior to the proposed date of issue of the Convertible Preferred Stock (in the case of (ii) below) at its discretion either:-

                        (i) deliver to the holder a letter from an independent investment bank to the holder to the effect that the bank believes on the terms and conditions set out in the letter that the Convertible Preferred Stock, when issued, can be distributed at the Redemption Price of the Preferred Stock (ignoring commissions); such letter shall be based on (i) the marketing efforts that the management of the Issuer is committed to make (dates, schedules, locations and team specified) and (ii) the documentation which the Issuer has committed to make available (text of indenture, SEC-filings, marketing materials etc.) and (iii) the gross spread as reasonably determined by the holder of the Preferred Stock in accordance with normal market practice; or

                        (ii) deliver to the holder a "bought" sale relating to the sale of the Convertible Preferred Stock which will entitle the holder to receive an amount equal to not less than the Redemption Price of the Preferred Stock.

                        If the Issuer elects for (i) above, it must procure (a) that its management team will be available for a period of not less than 3 business days to make presentations to potential institutional and other purchasers of the Convertible Preferred Stock, such presentations to take place within 3 weeks of the dates specified in the letter from the independent investment bank and (b) that the documentation which it committed to make available, is available.

                        If the Issuer elects for (ii) above, the Issuer may also amend the Conversion Rate so that the Conversion Premium may be the higher of US$60 per share and 30% above the NTL

                        Common Stock price at the time of setting of the Conversion Premium.

Issue Price:            $[      ] per $1000 of principal amount at the
                        Redemption Date.

Costs: The Holder will (in case of (i) below) pay for the gross spread or discount. All other costs will be for the Issuer.

                        If the Issuer elects for (i), the Issue Price for the Convertible Preferred Stock will be the higher of the Redemption Price of the Preferred Stock and the price at which the Convertible Preferred Stock can be placed with institutional investors and the principal amount of the Convertible Preferred Stock may be reduced accordingly provided always that the Issue Price is not less than the Redemption Price of the Preferred Stock. If the Issuer elects for (ii) above, the Issue Price shall be at the discretion of the Issuer.

Issue Date:             The date when the Preferred Stock is redeemed

Redemption Date:        10 years from the Issue Date

Dividends:              Dividends will accrue at a rate of [   ]% per annum from
                        the Issue Date until the date of redemption or conversion. For the first two years after the Issue
                        Date, the dividends will simply accrue. Following that period dividends will be paid semi-annually, in whole or in part, at the option of the Issuer, either in cash or through the delivery of NTL Common Stock at the then prevailing Current Market Price or this Security.

Ranking/Liquidation:    Senior to NTL Common Stock

Conversion:             The holder may convert this Security at any time from
                        the Issue Date until the Redemption Date into NTL Common
                        Stock. The Conversion Premium will be at 25% above the NTL Common Stock price at the time of setting of the coupon and principal (reference price average to be agreed during tender)

Optional Redemption:    The Issuer may redeem this Security at any time in the
                        period between three years after the Issue Date and the Redemption Date subject to having provided a Redemption
                        Notice

Redemption Notice       Not less than 30 days nor more than 60 days prior to the
                        date of redemption

Redemption Price:       At par for the principal plus any accrued dividends not
                        paid. The Redemption Price will be paid, in whole or in part, at the option of the Issuer, either in cash or through the delivery of NTL Common Stock at the then prevailing Current Market Price

Current Market Price:   The volume-weighted average of the average high and low
                        sales price of the NTL Common Stock on NASDAQ for each of the 10 trading days ending on the trading day prior to the notice of redemption or conversion (as applicable)

Registration Rights:    Yes

Change of Control:      Will not result in early redemption or conversion;
                        provided this Security will convert into new parent convertible preferred stock, which in turn will be convertible into and redeemable by, inter alia, new parent common stock but otherwise will be on the same terms and conditions.

Pre-emptive rights:     None

Anti-dilution           provisions: Subject to standard provisions relating to
                        anti-dilution, providing customary anti-dilution protection.

Transferable:           Yes

Holdco Option:          If NTL is reorganised and as a result there is a new
                        parent undertaking of the NTL group, all of whose common stock is traded on NASDAQ or another recognised securities exchange, NTL shall be entitled and obliged to transfer the obligations hereunder to such parent undertaking without the consent of the holder and references to NTL Common Stock herein shall in such circumstances be deemed to refer to the common stock of the new parent undertaking.

                                   SCHEDULE T

                                  TAX INDEMNITY

1.       DEFINITIONS AND MEANINGS

1.1 Throughout this Schedule the following words and phrases have the meanings set out below:

         "COMPANY" means any person being a member of the Group;

         "COMPLETION" means ComTel Completion so far as it relates to the ComTel Companies and Telecential Completion so far as it relates to the Telecential Group;

         "COVENTRY COVENANTOR" means Devanha Group plc (registered number SC 1344278), the "Covenantor" in the Coventry Tax Deed;

         "COVENTRY TAX DEED" means the Tax Deed dated 2 April, 1996 between Devanha Group plc, KPN Kabel UK Holding B.V. and Coventry Cable Limited, a copy of which is annexed to this Agreement as Exhibit 12;

         "EVENT" means any transaction, act, event, occurrence or omission of whatever nature;

         "FLEXTECH COVENANTORS" means the "Covenantors" as defined in clause 1.2(e) of the Flextech Tax Deed;

         "FLEXTECH TAX DEED" means the Tax Deed dated 17th October 1995 between IVS Cable Holdings Limited, Koninklijke PTT Nederland NV and Flextech p.l.c, a copy of which is annexed to this Agreement as Exhibit 9;

         "GROUP" means the ComTel Companies and the Telecential Group;

         "LETTERS OF CREDIT" means the letters of credit issued and delivered to or available to be drawn by Koninklijke PTT Nederland NV pursuant to clause 5 of the Telus 1997 Tax Deed;

         "LIABILITY TO TAXATION" means a liability to make a payment of or an amount in respect of Taxation;

         "PROFITS" means income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes;

         "TAXATION" means all taxes, duties, charges, levies, imposts or withholdings whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere and whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to a Company together with in any such case all interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such taxes, duties, charges, levies, imposts or withholdings;

         "TAX ASSESSMENT" means any notice, demand, assessment, letter, return, accounts or other document or action taken indicating that a Company is placed under a liability to make a payment of or in respect of Taxation;

         "TAXATION AUTHORITY" means any Taxation or other authority (whether within or outside the United Kingdom) which seeks to impose or administers Taxation;

         "TAXES ACT" means the Income and Corporation Taxes Act 1988;

         "TELUS 1995 COVENANTORS" means the companies described in the Telus 1995 Tax Deed as the "Covenantors";

         "TELUS 1997 COVENANTORS" means the companies described in the Telus 1997 Tax Deed as the "Covenantors";

         "TELUS 1995 TAX DEED" means the Deed of Tax Covenant dated 6th September 1995 between Telus Corporation, 288922 Alberta Ltd and KPN Kabel BV, a copy of which is annexed to this Agreement as Exhibit 10;

         "TELUS 1997 TAX DEED" means the Deed of Tax Covenant dated 27th May 1997 between Telus Corporation, Telus Information Services, Telus Cable Holdings and Koninklijke PTT Nederland NV, a copy of which is annexed to this Agreement as Exhibit 11;

         "TELUS COMPANY" means a "Company" as defined in clause 1(a) of the Telus 1997 Tax Deed;

         "VATA" means the Value Added Tax Act 1994.

1.2 References to Profits being earned, accrued or received on or before a particular date or in respect of a particular period shall include Profits deemed for taxation purposes otherwise than as a result of Profits being pro-rated to have been earned, accrued or received on or before that date or in respect of that period.

1.3 References to any payment, dividend or distribution paid or made on or before a particular date shall include:

         1.3.1 any payment, dividend or distribution which on or before that date has fallen due to be made; and

         1.3.2 any Event which has occurred on or before that date and is deemed to be a payment, dividend or distribution.

1.4 References to any payment, dividend or distribution shall include anything which is deemed, for taxation purposes, to be a payment, dividend or distribution.

1.5 References to something being deemed or treated "for taxation purposes" in a certain way or at a certain time shall mean that for the purposes of any applicable legislation or decided case law relating to or having reference to taxation such things are deemed or treated in the way or at the time described.

1.6 References to a "person" include references to any persons, unincorporated association, body of persons, partnership, trust or company.

1.7 References in this Schedule to any statute or statutory provision shall be construed first as a reference to such statute or statutory provision as is in force at the date of this Agreement and as respectively re-enacted or consolidated except that in the case of section 767AA Taxes Act

         1988 it means the provision to be enacted with effect in relation to changes in ownership occurring, on or after 2nd July, 1997 when the Act to be cited as the Finance Act 1998 enters into force and second as a reference to any statute or statutory provision of which such statute or statutory provision is a re-enactment or consolidation.

1.8 Except as are specifically provided references to paragraphs are to the paragraphs of this Schedule.

2.       COVENANT

2.1 Subject to the exclusions and limitations in paragraph 4 the Seller covenants to pay to the Purchaser an amount equal to any Liability to Taxation of a Company resulting from:

         2.1.1 any Event occurring or deemed, for Taxation purposes, to have occurred on or before Completion; or

         2.1.2 any Profits earned, accrued or received in respect of any period ending on or before Completion.

2.2 Subject to the exclusions and limitations in paragraph 4 the Seller hereby agrees with and undertakes to the Purchaser to pay to the Purchaser an amount equal to the amount of the reasonable costs and expenses reasonably and properly incurred by a Company in connection with or in consequence of any Tax Assessment or any claim which results in a payment being made by the Purchaser under this paragraph 2.

2.3 Any payment under this Schedule shall constitute a reduction in the consideration payable by the Purchaser to the Seller under this Agreement.

3.       AMOUNTS PAYABLE TO THE PURCHASER

         The amount of the Liability to Taxation of a Company resulting from a Tax Assessment and which is payable to the Purchaser under this Schedule shall be the amount of the payment made by a Company in respect of the Liability to Taxation.

4.       EXCLUSIONS AND LIMITATIONS

4.1 The Seller shall not have a liability under this Schedule to the extent that:

         4.1.1 provision or reserve in respect of such Liability to Taxation was made in the Completion Balance Sheet; or

         4.1.2 the Liability to Taxation arises or is increased as a result of the ordinary and usual course of trading of a Company which is a member of the Telecential Group since the ComTel Completion Date; or

         4.1.3 the Liability to Taxation arises or is increased as a result of any increase in the rates of Taxation made after the date of this Agreement with retrospective effect or as a result of any change in law occurring after the date of this Agreement with retrospective effect; or

         4.1.4 the Liability to Taxation would not have arisen but for a voluntary act or deliberate or negligent omission of a Company and/or the Purchaser after Completion otherwise than in the ordinary course of business of a Company and in circumstances in which a Company or the Purchaser, as the case may be, was aware or ought reasonably to have been aware that the act or omission would give rise to the Liability to Taxation; or

         4.1.5 the Liability to Taxation would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of a Company after Completion to make any claim, disclaimer or election the making of which was taken into account in computing any provision or reserve for Taxation in the Completion Balance Sheet; or

         4.1.6 the Liability to Taxation would not have arisen but for a change after Completion of the date to which any of the Companies makes up its accounts; or

         4.1.7 the Liability to Taxation would not have arisen or been increased but for a failure on the part of the Purchaser or a Company to comply with the provisions of paragraph 6 or of
                  Article 11.1 or 11.2 of this Agreement.

4.2 For the purposes of paragraph 4.1.2, "normal course of trading" excludes, without limitation:

         4.2.1    the payment of any dividend or the making of any distribution;
                  or

         4.2.2 the disposal or realisation or acquisition of any asset (including trading stock) in circumstances to the extent that the consideration (if any) actually received (or due to be received) or given (or due to be given) for such disposal or realisation or acquisition is less than (or in the case of an acquisition is more than) the consideration deemed to be or have been received or given for taxation purposes; or

         4.2.3 the supply or receipt of any service or business facility of any kind (including the lending of money or the letting, hiring, licensing or creation of any tangible or intangible property or rights) in circumstances where consideration received (or due to be received) is less than (or in the case of a receipt of a service is more than) that which is deemed to be received or given for taxation purposes; or

         4.2.4 any Event which results in a Company becoming liable to bear a Liability to Taxation directly or primarily chargeable against or attributable to another person, firm or company or any Event which results in a Company becoming liable to pay or bear a Liability to Taxation under Part VIII of the Taxes Management Act 1970 (charges on non-residents), or section 118 of Schedule 23 to the Finance Act 1995 (obligations imposed on UK representatives) or section 48 of the Value Added Tax Act 1994 (representative members), but only where the relevant occurrence occurred or is deemed, for Taxation purposes, to have occurred after the ComTel Completion Date but on or before Telecential Completion.

4.3 The provisions of Articles 9.6.1, 9.6.2, 9.7 and 9.8 of the Agreement (but no other, including, without limitation, Articles 9.12 and 9.14) shall apply to limit the liability of the Seller under this Schedule.

5.       WITHHOLDING AND DEDUCTIONS

5.1 All sums payable by the Seller to the Purchaser under this Schedule other than interest shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the Seller shall be obliged to pay such sum as will after such deduction or withholding has been made leave the amount the recipient would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.2 In the event that any sum paid to the Purchaser as a result of the obligations contained in this Schedule or in the Agreement will be subject to Taxation the Seller shall be obliged to pay such sum as will, after payment of the Taxation so charged, leave a sum equal to the amount that would otherwise be payable under any such obligation.

6.       CONDUCT OF CLAIMS

6.1 Subject to paragraphs 6.4 and 6.5, if the Purchaser or a Company becomes aware of a Tax Assessment relevant for the purposes of this Schedule, the Purchaser shall, or shall procure that a Company shall, give written notice thereof to the Seller within ten Business Days if the Tax Assessment is subject to a time limitation of 30 days or less for an appeal and otherwise within 25 Business Days but so that the giving of notice under this paragraph shall not be a condition precedent to the making of a claim under this Schedule unless the Seller is wholly prevented by the lack of notice from avoiding, resisting, appealing or compromising the Tax Assessment or from making a claim under any Tax Deed mentioned in paragraph 6.5. The Purchaser shall procure that a Company shall (if the Seller shall indemnify the Company concerned to the reasonable satisfaction of the Purchaser against all losses, costs, damages and expenses, including, without limitation, interest on overdue Taxation, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Company concerned as the Seller may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Tax Assessment.

6.2 Subject to sub-paragraph 6.3 the actions which the Seller may reasonably request under sub-paragraph 6.1 shall include (without limitation) the procuring of the Company concerned to apply to postpone (so far as legally possible) the payment of any Taxation and/or allowing the Seller to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Assessment in question, and, if the Seller takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the Company concerned shall provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of those proceedings.

6.3 If the Seller elects to have conduct of a Tax Assessment in accordance with the provisions of this paragraph the Purchaser shall be kept informed of all matters pertaining thereto and all steps proposed to be taken by the Seller and shall be sent copies of all material correspondence in connection with the Tax Assessment in question.

6.4 In the case of a Liability to Taxation mentioned in sub-clause 2(2) of the Telus 1997 Tax Deed arising as a result of a Telus 1997 Covenantor or a Telus Company failing to perform its obligations under clause 2(1) of that Deed, the notice mentioned in paragraph 6.1 shall be given within fourteen days if that is earlier than within ten Business Days and shall also in accordance with paragraph 6.5 below be given to the Telus 1997 Covenantors at the same time.

6.5 The Purchaser shall, and shall procure that the Companies shall, do all such things and give the Seller such cooperation and assistance as is reasonably required to enable it to comply with the provisions of any of the Telus 1995 Tax Deed, the Telus 1997 Tax Deed (including the Letters of Credit), the Flextech Tax Deed and the Coventry Tax Deed (the "Tax Deeds") in order to make and conduct a claim under the provisions of any of the Tax Deeds in respect of a Liability to Taxation mentioned in paragraph 2.1 or any costs or expenses mentioned in paragraph 2.2, obtain payment in respect of the claim and otherwise comply with its responsibilities under each Tax Deed and in particular it will procure that any notice required to be given to the Seller pursuant to paragraph 6.1 shall also at the same time be given to the Telus 1995 Covenantors, the Telus 1997 Covenantors, the Flextech Covenantors and the Coventry Covenantor, as the case may be, where a claim would or might be capable of being made under the provisions of the relevant Tax Deed.

6.6 Notwithstanding any other provisions of this paragraph 6, the Purchaser shall not be obliged to comply with this paragraph 6 where to do so would require the disclosure by the Purchaser of any information the subject of confidentiality obligations owed to any third party.

7.       DUE DATE FOR PAYMENT

7.1 Subject to sub-paragraph 7.2, where a Tax Assessment to which this Schedule applies requires the Purchaser or a Company to make a payment in respect of a Liability to Taxation, the Seller shall pay to the Purchaser or the relevant Taxation Authority (as the case may be) the amount claimed in respect of that Tax Assessment under this Schedule and any further amount which the Seller is liable to pay by virtue of paragraph 5 on or before the date which is the later of the date five Business Days after formal written demand is made by the Purchaser and the second Business Day prior to the date on which the Taxation in question is payable to the Taxation Authority demanding the same.

7.2 If the date for payment of the Taxation is deferred following application to the appropriate Taxation Authority the date for payment by the Seller shall be such later date when the amount of Taxation is finally determined to be due to such Taxation Authority demanding the same. For this purpose, an amount of Taxation shall be deemed to be finally determined when, in respect of such amount, an agreement under
         Section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section for the purposes of the relevant tax is made or a decision of a court of tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

8.       REIMBURSEMENT FROM THIRD PARTIES

8.1      This paragraph applies if:

         8.1.1 the Seller makes a payment under paragraph 7 in respect of a payment of Taxation;

         8.1.2 subsequently and before the sixth anniversary of ComTel Completion the Purchaser or a Company receives from any person (other than the Purchaser or another Company) a payment in respect of the Taxation in question; and

         8.1.3 in the case of a payment to a Company, the Company is at the time of receipt a 75 per cent. subsidiary of the Purchaser or, in the case of a Company which is a partnership at the date of this Agreement, a 75 per cent subsidiary of the Purchaser is, or 75 per cent subsidiaries of the Purchaser together are, entitled to 75 per cent of the profits of the Company or of the profits of the trade, (as the case may be). For the purposes of this paragraph, a 75 per cent subsidiary is a 75 per cent subsidiary for the purposes of section 838(1) Taxes Act 1988.

8.2 If this clause applies, the Purchaser shall repay to the Seller (or procure the repayment to it of) the amount received (less any costs of recovering the amount and any payment of Taxation on such amount) to the extent that it does not exceed the payment originally made by the Seller.

9.       OVERPROVISIONS

9.1 The Seller may (at its request and expense) require the auditors for the time being of a Company to certify the existence and amount of any Overprovision and the Purchaser shall provide, or procure that the Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

9.2 If the auditors certify the existence of an Overprovision then it shall be dealt with as follows:-

         9.2.1 any Overprovision shall first be set against any payment then due from the Seller under this Schedule;

         9.2.2 to the extent there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule (and not previously refunded) up to the amount of the excess; and

         9.2.3    to the extent that the excess referred to in sub-paragraph
                  9.2.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Seller under this Schedule.

         9.3 For the purposes of this clause an Overprovision exists if any Taxation liability has been overstated in the Completion Balance Sheet, or such Taxation liability has been discharged or satisfied below the amount attributed thereto in the Completion Balance Sheet.

10.      COUNTER INDEMNITY

10.1 The Purchaser hereby covenants with the Seller to pay to the Seller by way of adjustment to the consideration payable by the Purchaser to the Seller under this Agreement, an amount equivalent to:

         10.1.1 any Taxation for which the Seller or any other person falling within section 767A(2) or section 767AA(4) of the Taxes Act becomes liable by virtue of the operation of section 767A, 767AA and 767B of the Taxes Act in circumstances where the taxpayer company (as referred to in section 767A(1) of the Taxes Act) or the transferred company (as referred to in section 767AA(1) of the Taxes Act) is a Company; and

         10.1.2 any other Taxation for which the Seller becomes liable as a result of the failure by a Company to discharge it.

10.2     The covenant contained in paragraph 10.1 shall:

         10.2.1 extend to any reasonable costs properly incurred by the Seller or such other person in connection with such Taxation or claim under paragraph 10.1 above;

         10.2.2 not apply to Taxation to the extent that the Purchaser could claim payment in respect of it under paragraph 2;

         10.2.3 not apply to the extent that the Seller has already made recovery in respect of the Taxation in question pursuant to section 767B(2) of the Taxes Act.

10.3 Paragraphs 6 and 7 (conduct of claims and due date for payment) shall apply to the covenants contained in paragraph 10.1 above as they apply to the covenants contained in paragraph 2, replacing references to the Seller by the Purchaser (and vice versa) and making any other necessary modifications.

11.      VAT - COMTEL COMPLETION

11.1     In this clause:

         11.1.1 "PRE-SALE GROUP" means the group registration for value added tax purposes registered under number 541 7002 81; and

         11.1.2 "RELEVANT VAT" means VAT (but not related interest or penalties), attributable to supplies, acquisitions and imports by the ComTel Companies, less input tax deductible from it on supplies to and acquisitions and imports by the ComTel Companies, but excluding any VAT to the extent that it would, if paid by the Purchaser or by any of the ComTel Companies, give rise to a claim under this Schedule (and for the purpose of Articles 9.6.1, 9.6.2 and 9.7 any VAT so excluded shall be treated as a liability of the Seller under this Schedule claimed by the Purchaser).

         11.1.3 If the Relevant VAT is a positive number, there shall be no "Seller's VAT" and the amount of the "Purchaser's VAT" shall be equal to the amount of the Relevant VAT. If the Relevant VAT is a negative number, there shall be no "Purchaser's VAT" and the amount of the "Seller's VAT" shall be a positive number equal to the absolute value of the Relevant VAT.

11.2 In determining for the purposes of paragraph 11.1 by or to whom a supply, acquisition or import is made, section 43(1)(b) of the Value Added Tax Act 1994 shall be ignored.

11.3 The Seller and the Purchaser shall co-operate to procure that the ComTel Companies leave the Pre-Sale Group as of Completion, so far as they are still members and that ComTel Cable Services Limited is replaced as representative member of any continuing group of which any Company which is not a ComTel Company is a member.

11.4 The Purchaser shall procure that the ComTel Companies pay to the representative member of the Pre-Sale Group, the amount of any Purchaser's VAT which is to be paid by the Seller or any member of a Pre-Sale Group (other than a ComTel Company) to any Taxation Authority, such payment to be made in cleared funds not later than three Business Days before it is due to the relevant Taxation Authority. The Seller shall procure that the Telecential Partnerships shall pay to the relevant ComTel Companies the amount of any Seller's VAT which may be reclaimed or credited against output tax by the Seller or any member of the Pre-Sale Group

         (other than a ComTel Company), such payment to be made in cleared funds on the date the representative member of the Pre-Sale Group obtains the benefit of the credit by reducing a payment of VAT otherwise due or one Business Day after it receives repayment of VAT reclaimed by it (as the case may be). Where the amount of the Relevant VAT is subsequently adjusted or discovered to be incorrect (under an end of year adjustment or otherwise), the Purchaser or Seller shall as soon as is practicable after such adjustment or discovery procure the appropriate payment is made to effect the adjustment.

11.5 The Purchaser shall on request provide or procure to be provided to the Seller (or as it directs) any information and documents in the possession, custody or power of the Purchaser or any of the ComTel Companies required by any Company in any Pre-Sale Group in connection with calculating the VAT liability of the Pre-Sale Group or complying with any requirement to submit an EC sales list or Intrastat declarations.

11.6 The provisions of this paragraph 11 shall cease to have effect immediately following the Telecential Completion.

12.      VAT-TELECENTIAL COMPLETION

12.1 The Seller and the Purchaser shall cooperate in obtaining a determination from HM Customs & Excise as to the manner in which the sales and assignments mentioned in Articles 2.1, 2.2, 2.3.2, 2.3.3, 2.3.4, 2.4.2, 2.4.3, 2.5.2 and 2.5.3 (the "Partnership Transfers") are
         to be treated for value added tax purposes, including, but not limited to, the extent to which the Partnership Transfers are to be left out of account for the purposes mentioned in section 45(1) VATA or treated as the transfer of a business as a going concern for the purposes of section 49 VATA and article 5(1) of the Value Added Tax (Special Provisions) Order 1995.

12.2 If HM Customs & Excise shall determine that value added tax is chargeable in respect of any, or any part of, the Partnership Transfers and/or any other sale of Assets pursuant to this Agreement, the Seller shall procure delivery to the Purchaser of an appropriate tax invoice for value added tax purposes, against which the Purchaser shall pay to the relevant Transferor the amount of value added tax chargeable in respect of the Partnership Transfers and/or the sale of Assets.

12.3 The Seller and the Purchaser shall cooperate in ensuring that notice is given to HM Customs & Excise immediately after Completion of the change in each of the Telecential Partnerships which is either separately registered for value added tax purposes or included as a member of a VAT group pursuant to section 43 VATA or any concessional treatment available in connection with that section.

12.4 Each of the Seller and the Purchaser agrees that the working papers of the Purchaser's Accountant used in drawing up the Completion Balance Sheet and arriving at any provision for liability to VAT contained in it will represent a proper basis for determining for the purposes of section 45(5) VATA what proportion of the firm's liability is the VAT liability of each person who has been a partner in the Telecential Partnership in the prescribed accounting period in which Completion occurs for the purposes of section 45(5) VATA and that it will conduct any correspondence with HM Customs & Excise on that basis.

                                   SCHEDULE V

                         RESIGNATION FORMAT : DIRECTORS

To:      The Directors
         Limited
         [Registered Office]


Date:    [            ], 1998



Dear Sir[s],

[                       ] Limited(the "Company")

I resign as a director/the secretary of the Company with effect from the end of the board meeting to be held on [the ComTel Completion Date/the Telecential Completion Date].

Subject as provided below I confirm that I have no claim whatsoever against the Company and/or its officers and employees in respect of any cause, matter or thing (including, but without limitation, for unfair or wrongful dismissal and redundancy), but to the extent that any such claim exists or may exist, I hereby irrevocably waive such claim and hereby release the Company from any liability whatsoever in respect thereof.

Notwithstanding the foregoing, this waiver shall not extent to any indemnity to which I might be entitled at law or under the articles of association of the Company in respect of any act, matter or thing done, permitted or suffered by me in good faith whilst a director/the secretary of the Company and in any capacity as such or to the payment of my remuneration accrued to date and the reimbursement of any expenses properly incurred by me in the performance of my duties to date.

IN WITNESS whereof I have executed this as a deed the day and year first above written.


SIGNED and DELIVERED           )
by [            ]              )
in the presence of:            )

                                   SCHEDULE Y

                        FORMAT : PURCHASER'S CONFIRMATION

The Purchaser hereby declares to the Seller and confirms:

1. that the representations and warranties set out in Article 8 of the Sale and Purchase Agreement for the Assets entered into between, inter alia, Vision Networks III B.V., ComTel UK Finance B.V. and NTL Group Limited ("the Sale and Purchase Agreement") dated o 1998 are true and correct as on the date of this Confirmation; and

2. that save as disclosed above, the Purchaser is not aware of any matter or thing which constitutes a material breach of the representations and warranties set out in Schedule R of the Sale and Purchase Agreement.

Words and phrases defined in the Sale and Purchase Agreement shall have the same meanings in this Confirmation.

Signed in (place) on this (day) of (month) 199o.



____________________________________
For    :     The Purchaser
By     :     (Print name)
Its    :     (Print title)

                                   SCHEDULE Z

                                THE COMTEL GROUP

                                                                  CONFORMED COPY


                     AGREEMENT FOR THE SALE AND PURCHASE OF


                          THE VISION NETWORKS UK GROUP



                                 by and between



                            VISION NETWORKS III B.V.
                    (hereinafter referred to as the "Seller")



                             COMTEL UK FINANCE B.V.
                         VISION NETWORKS (UK) I LIMITED
                     TELECENTIAL COMMUNICATIONS (CANADA) LTD
                         VISION NETWORKS (UK) II LIMITED
                     TELECENTIAL COMMUNICATIONS (UK) LIMITED
                VISION NETWORKS UK HOLDING B.V. (IN LIQUIDATION)
                 (HEREINAFTER REFERRED TO AS THE "TRANSFERORS")


                                       and



                                NTL GROUP LIMITED
                  (hereinafter referred to as the "Purchaser")

                                       and

                                    NTL INC.
                       (hereinafter referred to as "NTL")






                                  ALLEN & OVERY
                                   C2:232559.1

                                INDEX OF ARTICLES

Article 1      :     Definitions and Interpretation

Article 2      :     Sale, Purchase, Purchase Price

Article 3      :     Signing of this Agreement, and
                     Covenants to Completion

Article 4      :     ComTel Completion, Payment, Telecential Completion,
                     Payment

Article 5      :     Actions at ComTel Completion and Actions at Telecential
                     Completion

Article 6      :     Completion Balance Sheet

Article 7      :     Due Diligence, Warranties and Acknowledgements

Article 8      :     Warranties of the Purchaser and NTL

Article 9      :     Breach and Non-Fulfilment

Article 10     :     Secrecy

Article 11     :     Tax Affairs Post Completion

Article 12     :     Miscellaneous

Article 13     :     Repayment of Indebtedness

Article 14     :     Assignment of contracts

Article 15     :     Minority Interests provisions

                               INDEX OF SCHEDULES

Schedule A    :      Apportionment of Purchase Price

Schedule B    :      Board Resolution (Article 2, 5.2 and 5.3.5)

Schedule C    :      Covenants to Telecential Completion

Schedule D    :      Defined Terms

Schedule F    :      Guarantee

Schedule I    :     Data Room Information

Schedule J    :     Stikeman, Elliott Opinion Letter

Schedule K    :     Skadden Arps Slate Meagher & Flom LLP Opinion Letter

Schedule Ind  :     Indebtedness (Article 4.5)

Schedule M    :     Relationship Agreement

Schedule O, P, Q:   Deeds of Retirement and Appointment.

Schedule R    :     Representations and Warranties

Schedule S    :     Purchaser Security

Schedule T    :     Tax Indemnity

Schedule V    :     Resignation of Directors

Schedule Y    :     Format: Purchaser's Confirmation

Schedule Z    :     The ComTel Group


Schedule AA   :     Deloitte & Touche Letter

                        INDEX OF EXHIBITS TO SCHEDULE R:


Exhibit 1     :      Management Accounts